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SCHEDULE 14A

Information Required in Proxy Statement
REG. 240.14a-101

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant        ☒        Filed by a party other than the Registrant    ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
IMPAC MORTGAGE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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IMPAC MORTGAGE HOLDINGS, INC.
19500 Jamboree Road
IRVINE, CALIFORNIA 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 10, 2008
9:00 A.M. (Pacific Daylight Time)

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation ("IMH," "we," "our," "us," or the "Company"), to be held at the Balboa Bay Club & Resort, 1221 West Coast Highway, Newport Beach, California 92663 on July 10, 2008, at 9:00 a.m. (Pacific Daylight Time).

The annual meeting of stockholders is being held for the following purposes:

  1.
  To elect a Board of Directors to serve for the ensuing year;

  2.
  To ratify the selection of Ernst & Young LLP as our independent auditors for the year ended December 31, 2008;

  3.
  To approve amendments to the Company's 2001 Stock Option, Deferred Stock and Restricted Stock Plan;

  4.
  To approve, for purposes of the New York Stock Exchange listing standards, the potential issuance of in excess of 20% of our outstanding shares of common stock in connection with a possible exchange of the Company's Series B Preferred Stock and Series C Preferred Stock; and

  5.
  To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of our common stock of record at the close of business on April 14, 2008 will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting. However, if you do not expect to attend or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. Please return the proxy promptly to avoid the expense of additional proxy solicitation. You may also instruct the voting of your shares over the Internet or by telephone by following the instructions on your proxy card. Voting by written proxy, over the Internet, or by telephone will not affect your right to vote in person in the event you find it convenient to attend.

Dated: June [    ], 2008

By order of the Board of Directors

Ronald M. Morrison, Secretary

IMPAC MORTGAGE HOLDINGS, INC.
19500 Jamboree Road, Irvine, CA. 92612
949-475-3600

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
July 10, 2008, AT 9:00 A.M. (PACIFIC DAYLIGHT TIME)

This proxy statement is delivered to you by Impac Mortgage Holdings, Inc., a Maryland corporation ("IMH," "we," "our," "us," or the "Company"), in connection with the annual meeting of stockholders to be held on July 10, 2008 at 9:00 a.m. (Pacific Daylight Time) at the Balboa Bay Club & Resort, 1221 West Coast Highway, Newport Beach, California 92663 (the "Meeting"). Impac Mortgage Holdings, Inc. consists of its subsidiaries, IMH Assets Corp. ("IMH Assets"), Impac Warehouse Lending Group, Inc. ("IWLG"), and Impac Funding Corporation ("IFC"), together with its wholly-owned subsidiaries Impac Secured Assets Corp. ("ISAC") and Impac Commercial Capital Corporation ("ICCC"). We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about June [    ], 2008.

Solicitation of Proxies

Our Board of Directors is soliciting the enclosed proxy. We will bear the cost of this solicitation of proxies. Solicitations will be made by mail. We may, in a limited number of instances, solicit proxies personally or by telephone. The Company has retained D.F King, a proxy solicitation firm, for assistance with the distribution of the materials to beneficial stockholders and the solicitation of proxies for the annual meeting at a cost of approximately $7,000 to $10,000 and reimbursement of reasonable out-of-pocket expenses. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock.

Annual Report

Our annual report to stockholders for the year ended December 31, 2007 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy and is not to be considered a part of the proxy-soliciting material.

Voting Requirements

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the Meeting, we urge you to vote in advance. Under Maryland law, a stockholder may authorize another person as proxy via electronic or telephonic means. Therefore, you may direct your vote electronically by accessing the website located at www.voteproxy.com and following the on-screen instructions or by calling the toll-free number listed on your proxy card. Please have your proxy card in hand when going online or calling. If you instruct the voting of your shares electronically, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. If you are a stockholder who owns shares through a broker and attends the Meeting intending to vote at the Meeting, you should bring a letter from your broker identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 14, 2008 (the "Record Date") will be entitled to vote at the Meeting. There were 76,096,392 shares of common stock, $0.01 par value per share, outstanding at that date. Each share of our common stock is entitled to one vote and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the Meeting.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. If you sign and return your proxy card without giving specific voting instructions, your shares will be voted FOR the nominees to our board of directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2008, FOR the amendments to the Company's 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "2001 Stock Plan") and FOR the potential issuance of in excess of 20% of our outstanding shares of common stock in connection with a possible exchange of the Company's Series B Preferred Stock and Series C Preferred Stock. Representatives of our transfer agent will assist us in the tabulation of the votes.

Votes Required

The affirmative vote of a plurality of all of the votes cast at the Meeting (i.e. the six director-nominees who receive the greatest number of votes) at which a quorum is present is necessary for the election of a director. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees. Ratification of the appointment of our independent registered public accounting firm and the amendment to the 2001 Stock Plan will require the affirmative vote of the holders of a majority of the votes cast at the Meeting. The proposed issuance of in excess of 20% of our outstanding shares of common stock will require the affirmative vote of the holders of a majority of the votes cast at the Meeting, provided that, pursuant to New York Stock Exchange ("NYSE") listing standards, the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal.

Effect of Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker "non-vote" occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

Under NYSE rules, brokers that hold shares of our common stock in "street" name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers. Brokers that do not receive instructions (1) are entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm, but (2) are not entitled to vote on the amendment to the 2001 Stock Plan and the proposed issuance of the shares of common stock.

Abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. With regards to broker "non-votes", if a broker returns a properly executed proxy but does not vote on a non-routine item on the proxy, then the holder is present for quorum purposes and the effect of not voting depends upon whether the vote requirement for that proposal is based upon a proportion of the votes cast (no effect) or a proportion of the votes entitled to be cast (effect of a vote against).

Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors, the ratification of Ernst & Young LLP as our registered public accounting firm and the proposed amendments to the 2001 Stock Plan. For purposes of the vote on the proposed amendments to the 2001 Stock Plan, broker non-votes will also not be counted as votes cast and will have no effect on the result of the vote. For purposes of the NYSE listing standards, abstentions will have the same effect as votes against the proposal for the potential issuance of in excess of 20% of our outstanding shares of common stock. Broker non-votes will have the same effect as votes against such proposal unless, the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal in which event broker non-votes will have no effect on the result of the votes on that proposal.

Revocability of Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of Impac Mortgage Holdings, Inc. in writing of such revocation, by duly executing and delivering another proxy bearing a later date (including an Internet or telephone vote), or by attending and voting in person at the Meeting.

Householding

"Householding" is a program, approved by the Securities and Exchange Commission (the "SEC"), which allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy materials to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be "householding" materials to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, "householding" will not apply to your shares.

Postponement or Adjournment of Meeting

If a quorum is not present or represented, our bylaws permit the stockholders entitled to vote at the Meeting, present in person or represented by proxy, to adjourn the Meeting from time to time to a date not more than 120 days after the original record date without notice other than the announcement at the Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. William E. Rose has informed the Board of Directors that he will not seek re-election to the Board of Directors. Accordingly, a board of six directors is to be elected at the Meeting, all of whom have been recommended for nomination by the members of the Corporate Governance and Nomination Committee of the Board. Our charter and bylaws currently provide for a variable number of directors with a range of between one and fifteen members. Our bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors. The Board of Directors will decrease the size of the board to six members effective upon the expiration of Mr. Rose's term as a director. Accordingly, the size of our Board of Directors will be set at six. No proxy may vote for more than six nominees for director.

Unless otherwise directed by stockholders within the limits set forth in the bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute our Board of Directors. We have been advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director, prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

Information Concerning Director Nominees

NAME	AGE	INDEPENDENT	POSITION
Joseph R. Tomkinson	60		Chairman of the Board, Chief Executive Officer and Director of IMH, IFC and IWLG
William S. Ashmore	58		President and Director of IMH, IFC, Director of IWLG, and Chief Executive Officer of ICCC
James Walsh	58	X	Director
Frank P. Filipps	60	X	Director
Stephan R. Peers	55	X	Director
Leigh J. Abrams	65	X	Director

Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer and a Director of IMH as well as Chairman of the Board and Chief Executive Officer and Director of IFC, also known as the mortgage operations, and IWLG also known as the warehouse lending operations, since their formation in 1995. Mr. Tomkinson has also been an officer and director of a real estate investment trust investing in commercial mortgage assets and a specialty finance company. Mr. Tomkinson brings over 28 years of combined experience in real estate, real estate financing and mortgage banking.

William S. Ashmore has been President of IMH and its taxable subsidiary, IFC, since 1995 in addition to being a Director of IMH since July of 1997. Mr. Ashmore has over 30 years of combined experience in real estate, asset liability management, risk management, and mortgage banking.

James Walsh has been a Director of IMH since August 1995. Since January 2000, he has been Managing Director of Sherwood Trading and Consulting Corporation.

Frank P. Filipps has been a Director of IMH since August 1995. In May 2005, Mr. Filipps became Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company. From June 1999 to April 2005, Mr. Filipps was Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE: RDN) and its principal subsidiary, Radian Guaranty, Inc., which were formed through a merger of Amerin and Commonwealth Mortgage Assurance Company. Mr. Filipps has been a director and a member of the compensation committee of the Board of Directors of Primus Guaranty, Ltd. (NYSE: PRS), a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, since September 2004.

Stephan R. Peers has been a Director of IMH since October 1995. Since January 2005, Mr. Peers has been an independent financial advisor. From September 2001 to January 2005, Mr. Peers was a Managing Director of Sandler O'Neill & Partners, LP practicing corporate finance covering financial institutions.

Leigh J. Abrams has been a Director of IMH since April 2001. Since August 1979, Mr. Abrams has been President, Chief Executive Officer and a Director of Drew Industries Incorporated (NYSE: DW), which manufactures a wide variety of components for recreational vehicles and manufactured homes. Mr. Abrams, a CPA, has over 35 years of experience in corporate finance, mergers and acquisitions, and operations.

Executive Officers

The following table provides certain information regarding the executive officers of IMH, but who do not serve as directors of IMH:

NAME	AGE	POSITION
Todd R. Taylor	43	Interim Chief Financial Officer of IMH, IFC, IWLG and ICCC
Ronald M. Morrison	57	General Counsel, Executive Vice President and Secretary of IMH, IFC, IWLG and ICCC
William D. Endresen	53	President of ICCC

Todd R. Taylor has served as the Chief Accounting Officer of Impac Mortgage Holdings, Inc. from October 2007 until February 2008 when Mr. Taylor was appointed to the position of Interim Chief Financial Officer. Mr. Taylor joined IMH in October 2004 as the Senior Vice President, Controller and served in this position until he was promoted to Senior Vice President and Director of Accounting in June 2006. Mr. Taylor served as the Senior Vice President and Director of Accounting until October 2007 when he was promoted to Chief Accounting Officer. Prior to joining IMH, Mr. Taylor served as the Chief Financial Officer and Secretary for Primal Solutions, Inc. from August 2003 until October 2004. Mr. Taylor earned his Business Administration degree from California State University at Fullerton, and is a certified public accountant.

Ronald M. Morrison became General Counsel of IMH in July 1998 and was promoted to Executive Vice President in August 2001. In July 1998 he was also elected Secretary of IMH and in August 1998 he was elected Secretary of our mortgage operations and our warehouse lending operations.

William D. Endresen joined ICCC in July 2002. From September 1999 until joining ICCC, Mr. Endresen was Senior Vice President and Managing Director of the Major Loan Division of Fidelity Federal Bank in Los Angeles, which included responsibility over the commercial real estate origination platform.

There are no family relationships between any of the directors or executive officers of IMH.

Corporate Governance and Board Matters

Vacancies

All directors are elected at each annual meeting of stockholders for a term of one year and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause, other than an increase in the number of directors, may be filled by a majority vote of the remaining directors, unless such majority is less than a quorum. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors.

Board Member Independence

Pursuant to our Corporate Governance Guidelines, our Board of Directors must, among other criteria, consist of a majority of directors who qualify as "independent" under the listing standards of the NYSE, and are affirmatively determined by the Board of Directors to have no material relationship with the Company, its parents or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, its parents or its subsidiaries). The Governance and Nomination Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors as the Board may deem appropriate, including overall skills and experience. The Governance and Nomination Committee also evaluates the composition of the Board as a whole and each of its committees to ensure the Company's on-going compliance with the independence and other standards set by NYSE rules. Members of the Audit Committee must also be independent pursuant to the standards of the NYSE and the applicable rules of the SEC.

In reviewing the independence of the members of the Board of Directors, the Board applies the standards of the NYSE, as summarized below, in addition to reviewing the responses of the directors to questions regarding employment, compensation history, for-profit and non-profit affiliations and family and other relationships, among other things:

  •
  A director is not or who has been an employee within the last three years or an immediate family member who is, or who has been within the last three years, an executive officer of IMH, will not be considered to be independent.

  •
  A director who received or has an immediate family member who received more than $100,000/year in direct compensation from IMH during any twelve month period within the last three years, other than director and committee membership fees and/or pension or other deferred compensation for prior service, will not be considered to be independent.

  •
  A director who is a current partner or who has an immediate family member who is a current partner of IMH's external or internal audit firm; a director who is a current employee of the audit firm; a director who has an immediate family member who is a current employee of the audit firm and who participates in the firm's audit, assurance or tax compliance practice; or a director or an immediate family member of the director was, within the last three years (but is no longer), a partner or employee of the audit firm who personally worked on IMH's audit within that time will not be considered to be independent.

  •
  A director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of IMH's present executive officers at the same time serve or served on that company's compensation committee will not be considered to be independent.

  •
  A director who is a current employee or who has an immediate family member who is a current executive officer of another company, that has made payments to or received payment from IMH for property or services in an amount that, in the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues will not be considered to be independent.

Until April 2005, Frank P. Filipps was the Chairman and Chief Executive Officer of Radian Group, Inc., with which IFC has an insurance commitment program, and its principal subsidiary, Radian Guaranty, Inc. For the year ended 2005, IFC paid an aggregate of $19.0 million to Radian in connection with the insurance program. Radian continues to provide these services to IFC subsequent to Mr. Filipps' departure from Radian. In May 2005, Mr. Filipps became Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company. A subsidiary of Clayton provides loan due diligence services to IFC by analyzing a pool of loans that the Company is considering purchasing, and verifies that the loans meet the Company's internal mortgage underwriting standards. Clayton's subsidiary also confirms that the information contained in the loan files is accurate and complete. Neither Clayton nor its subsidiary provides compliance or other consulting services for the Company. The Company engaged Clayton's subsidiaries prior to the commencement of Mr. Filipps' employment with Clayton and does not pay Mr. Filipps directly for any of these services. While the Company did not pay any fees to Clayton in 2007, the Company paid $29 thousand in 2006 and $1.0 million in 2005 for the loan verification services, this amount did not exceed the 2% of the gross revenues of Clayton. Mr. Filipps was not paid a bonus and has not received any other compensation from Clayton or its subsidiary as a result of the Company's dealings with Clayton or its subsidiaries. Mr. Filipps is not involved with the day-to-day business dealings between the Company and Clayton, and there does not appear to be any direct benefit to Mr. Filipps arising from this relationship. Based on the above facts and circumstances and the commercial nature of the services provided, the Board of Directors has determined that Mr. Filipps continues to qualify as an independent director under the standards of the NYSE and the applicable rules of the SEC for purposes of the Audit Committee.

None of the other non-employee directors currently have any material relationship with the Company, its parents or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, its parents or its subsidiaries).

Based on the above and after reviewing the relationships with members of our Board, our Board of Directors has determined, with the assistance of the Corporate Governance and Nomination Committee that, with the exception of Mr. Tomkinson, our CEO, and Mr. Ashmore, our President, the members of the Board of Directors (including William E. Rose who is not standing for re-election) qualify as independent under the listing standards of the NYSE. Therefore, our Board of Directors is comprised of a majority of independent directors as required by the listing standards of the NYSE.

Attendance at Board and Committee Meetings

Fifteen regular meetings of the Board of Directors were held during 2007. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and a majority of the total number of meetings held by those committees of the Board of Directors on which such director served.

We encourage all directors to attend the annual meeting of stockholders. In 2007, all of our directors attended the annual meeting of stockholders.

Committees and Corporate Governance

The current standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, and the Corporate Governance and Nomination Committee. Each of these committees has a written charter approved by our Board of Directors. The members of the committees and a description of the principal responsibilities of each committee are described below.

Our Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines include items such as criteria for director qualifications, director responsibilities, committees of the board, director access to officers and employees, director compensation, orientation and continuing education, evaluation of the CEO, annual performance evaluation and management succession. The Board of Directors has chosen not to impose term limits with regard to service on the board in the belief that continuity of service and the past contributions of the board members who have developed an in-depth understanding of the Company and its business over time bring a seasoned approach to IMH's governance. Each director is to act on a good faith basis and informed business judgment in a manner such director reasonably believes to be in the best interest of the Company.

A copy of each committee charter and our Corporate Governance Guidelines can be found on our website at www.impaccompanies.com by clicking "Stockholder Relations" and then "Corporate Governance," and is available in print upon request to the Secretary of Impac Mortgage Holdings, Inc., 19500 Jamboree Road, Irvine, California 92612.

The Audit Committee

The Audit Committee of the Board of Directors consists of three directors, all of whom are independent under the Director Independence Standards, NYSE rules and other SEC rules and regulations applicable to audit committees. The following directors are currently members of the Audit Committee: Leigh J. Abrams, Stephan R. Peers, and Frank P. Filipps, who serves as the chairman. The Board of Directors has determined that Frank P. Filipps qualifies as an audit committee financial expert, as such term is defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. During 2007, the Audit Committee met eleven times.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company's financial statements and financial reporting process and its system of internal accounting and financial controls, (ii) the performance of the internal audit function, (iii) the performance of the independent auditors, which would include an evaluation of the independent auditor's qualifications and independence, (iv) the Company's compliance with legal and regulatory requirements, including disclosure controls and procedures, and (v) the preparation of an Audit Committee report to be included in the Company's annual proxy statement.

The Compensation Committee

The Compensation Committee is responsible for (1) recommending to our Board of Directors the cash and non-cash compensation of our executive officers as defined in the rules promulgated under Section 16 of the Exchange Act, (2) evaluating the performance of our executive officers, (3) recommending to our Board of Directors the cash and non-cash compensation policies for our non-employee directors, (4) making recommendations to our Board of Directors with respect to incentive compensation and equity-based plans that are subject to Board approval, (5) recommending to the Board of Directors on whether the compensation discussion and analysis should be included in the proxy or Form 10-K, and (6) assisting our Board of Directors in evaluating potential candidates for executive officer positions with the Company. The Compensation Committee met seven times during

2007. During 2007, the Compensation Committee consisted of James Walsh (Chairman), Leigh J. Abrams and Stephan Peers, each of whom is considered an independent director under NYSE rules.

The Corporate Governance and Nomination Committee

The Corporate Governance and Nomination Committee assists the Board of Directors in (1) identifying qualified individuals to become members of the Board of Directors, (2) determining the composition of the Board of Directors and its committees, (3) selecting the director nominees for the next annual meeting of stockholders, (4) monitoring a process to assess board, committee and management effectiveness, (5) aiding and monitoring management succession planning and (6) developing, implementing and monitoring policies and processes related to our corporate governance. During 2007, the Corporate Governance and Nomination Committee consisted of Stephan R. Peers (Chairman), James Walsh and William E. Rose, each of whom is considered an independent director under NYSE rules. The Board of Directors does not anticipate appointing a new member to the committee to replace Mr. Rose. The committee met four times during 2007.

The Director Nomination Process.    The Corporate Governance and Nomination Committee has the authority to lead the search for individuals qualified to become members of the Company's Board of Directors and to select or recommend to the Board of Directors director nominees to be presented for stockholder approval. The committee will select individuals who have high personal and professional integrity, have demonstrated ability and sound judgment and were or are effective, in conjunction with other director nominees, in collectively serving the long-term interests of our stockholders. The committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee may meet to discuss and consider candidates' qualifications and then choose a candidate by majority vote.

Submission for Proxy Materials.    The Corporate Governance and Nomination Committee will consider nominees recommended in good faith by our stockholders as long as these nominees for the appointment to the Board of Directors meet the requirements set forth in our Corporate Governance Guidelines as follows: the Board of Directors will consist of a majority of directors who (1) qualify as "independent" directors within the meaning of the listing standards of the NYSE, as the same may be amended from time to time; (2) meet the applicable requirements to be "unaffiliated" as defined in the Company's Bylaws, as may be amended from time to time; and (3) are affirmatively determined by the Board to have no material relationship with the Company, its parents or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, its parents or its subsidiaries). Possible candidates who have been suggested by stockholders are evaluated by the Corporate Governance and Nomination Committee in the same manner as are other possible candidates. Stockholders are hereby notified that if they wish their director-nominee(s) to be included in our proxy statement and form of proxy relating to the 2009 annual meeting of stockholders, they must submit, in writing, the candidate's name, credentials, contact information, along with the other information set forth below, and his or her written consent to be considered as a candidate, to our Secretary no later than [                           ]. If the date of next year's annual meeting is changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Director nominations must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Submission for Consideration at Annual Meeting.    Stockholders who wish to submit a director-nominee for consideration at the next annual meeting, but who do not wish to submit the nominee for inclusion in our proxy statement, must, in accordance with our Bylaws, deliver the information no earlier than the 90th day prior to the first anniversary of this annual meeting, nor later than the 60th day prior to the first anniversary of this annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, then notice must be delivered not earlier than the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's nomination will be deemed timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary not later than the close of business on the tenth day following the day on which public announcement is first made by us. Public announcement means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document that we publicly file with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

The proposing stockholder must provide (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and (b) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such stockholder, as it appears on our books, and of such beneficial owner and (b) the number of shares of each class of our stock that are owned beneficially and of record by such stockholder and such beneficial owner.

Code of Business Conduct and Ethics.

We have adopted a Code of Business Conduct and Ethics. This code of ethics applies to our directors, executive officers and employees. This code of ethics is publicly available in the corporate governance section of the stockholder relations page of our website located at www.impaccompanies.com and in print upon request to the Secretary at Impac Mortgage Holdings, Inc., 19500 Jamboree Road, Irvine, California, 92612. If we make amendments to the code of ethics or grant any waiver that the SEC requires us to disclose, we will disclose the nature of such amendment or waiver on our website.

Stockholder Communication with Our Board of Directors.

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Ronald M. Morrison, Secretary, Impac Mortgage Holdings, Inc., 19500 Jamboree Road, Irvine, California 92612, by telephone at (949) 475-3942 or by email to rmorrison@impaccompanies.com specifying whether the communication is directed to the entire board or to a particular director. Alternatively, you may contact our independent directors by email to independentdirectors@impaccompanies.com. Stockholder letters are screened, which includes filtering out improper or irrelevant topics such as solicitations, by Company personnel, based on criteria established and maintained by our Corporate Governance and Nomination Committee, and reviewed by our independent directors or appropriate committee.

Executive Sessions of Non-Management Directors.

Our Board of Directors will have four regularly scheduled in-person meetings per year for the non-management directors without management present. Leigh J. Abrams is the director chosen to preside at all of these meetings. At these sessions, the non-management directors will review strategic issues for consideration by our Board of Directors, including future agendas, the flow of information to directors, management progression and succession, and our Corporate Governance Guidelines. Interested parties may communicate with the non-management directors as a group by email to

independentdirectors@impaccompanies.com. If non-management directors include a director that is not an independent director, then at least one of the scheduled executive sessions will include only independent directors.

Compensation of Board Members

The compensation of the Company's non-employee directors is described below.

Board Fees.    The Company's non-employee directors are paid the following fees: (i) an annual fee of $40,000; (ii) a meeting fee of $2,500; (iii) for services on the Audit Committee, the Compensation Committee and the Corporate Governance Committee, fees of $2,500, $1,000 and $1,000, respectively, per meeting; (iv) an annual fee payable to the chairperson of each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee of $20,000, $5,000 and $5,000, respectively; and (v) an annual fee payable to the lead independent director of $10,000.

Equity Awards.    Non-employee directors receive an annual equity award of options to purchase 40,000 shares of the Company's common stock (the "Director Stock Options"), or instead, at the election of the individual director, a number of shares of restricted Company common stock equal in value to the number of Director Stock Options (based on the binomial value of the Director Stock Options) not taken by such director. No dividend equivalent rights will be issued with respect to the Director Stock Options granted, although the existing dividend equivalent rights on prior option grants continue to be retained.

Special Services.    From time to time, the Company's non-employee directors may be asked to engage in special director services, whether or not a committee of the board has been formed for such purpose. Such services have included and may include strategic reviews, strategic transaction oversight, independent major litigation oversight and like matters involving substantially greater commitments of time from the relevant directors. In such circumstances, the Committee and Board have determined that the directors engaged in such efforts shall receive a fee of $25,000 per quarter for the duration of such service, and any designated director or committee chair appointed shall receive a quarterly fee of $50,000. Such fees shall be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the Committee and Board deem appropriate. There were no fees for special services paid during 2007.

Set forth below is the compensation earned for our non-employee directors during 2007. Messrs. Tomkinson and Ashmore received no additional compensation for their services as directors.

DIRECTOR COMPENSATION FOR 2007

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
James Walsh	$103,813	$10,268	$64,868	$178,949
Frank P. Filipps	134,313	10,268	64,868	209,449
Stephan R. Peers	128,313	10,268	64,868	203,449
William E. Rose (4)	86,375	-	74,278	160,653
Leigh J. Abrams	127,125	10,268	64,868	202,261

(1)
The amount includes dividend equivalent rights expensed by the Company for Messrs. Walsh, Filipps, Peers, Rose, and Abrams in the amounts of $11,813, $11,813, $11,813, $7,875, and $7,875, respectively.
(2)
Represents the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R) (disregarding estimates of forfeitures), and includes amounts from restricted stock awards granted in 2006 and vested in 2007. In August 2006, each director, except Mr. Rose, received a restricted stock award of 3,099 shares that vests in equal installments over three years. During 2007, a total of 1,033 shares of the restricted stock award vested leaving 2,066 unvested shares as December 31, 2007.
(3)
Represents the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R) (disregarding estimates of forfeitures), and includes amounts from option awards granted in 2007 and prior thereto. See Note 13 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts. The grant date fair value of the 2007 option awards for each of Messrs. Walsh, Filipps, Peers, Rose, and Peers was $24,052. The aggregate number of option awards outstanding at December 31, 2007 for Messrs. Walsh, Filipps, Peers, Rose and Abrams was 173,750; 183,750; 173,750; 182,500; 162,500, shares, respectively. These awards generally vest annually over a three-year period from the date of grant and expire after four years.
(4)
William E. Rose is not standing for re-election as a director, which means that his term will expire immediately prior to the Meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Policies and Objectives

The Compensation Committee of our Board of Directors administers the policies governing our executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the Compensation Committee and, where appropriate, approved by our Board of Directors. The Committee focuses on designing our executive compensation program to achieve the following objectives in a market competitive manner:

  •
  Align the interests of executive officers with those of our stockholders by tying long-term incentive compensation to financial and operations performance and ultimately to the creation of stockholder value and consistent distributions on our equity.

  •
  Attract and retain high caliber executives by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance.

  •
  Reflect our corporate goals and objectives.

During 2007, the United States housing market and overall economy deteriorated and the secondary markets, which consist of the markets in which the Company sells and securitizes its mortgage loans, became volatile and illiquid as investors were concerned about credit quality. As a result, in the second half of 2007, the Company was forced to dramatically alter its business strategies, which also caused the Compensation Committee to re-evaluate its compensation objectives. Currently, the Compensation Committee's goal is to provide executive management incentive in the near future to successfully implement its short-term strategies and to preserve, and generate interest income on, the mortgage portfolio.

This discussion will focus on the compensation received by our Named Executive Officers for 2007, who are those executive officers named in the Summary Compensation Table below, as well as the anticipated 2008 and 2009 compensation arrangements for Joseph R. Tomkinson, the Company's Chief Executive Officer, and William S. Ashmore, the Company's President, which are in the process of being finalized and are further discussed below. Although they are Named Executive Officers for purposes of this proxy, Gretchen Verdugo and Andrew McCormick are no longer with the Company.

Compensation Decision-Making

General Background.    We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company, including its short- and long-term strategies, and carefully evaluating an executive's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, and career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. Our main objective in establishing compensation arrangements is to set criteria that are consistent with the Company's business strategies. Generally, in evaluating performance, we review the following criteria:

  •
  strategic goals and objectives, such as acquisitions, dispositions or joint ventures;

  •
  individual management objectives for some executives that relate to the Company's strategies;

  •
  achieving specific operational goals for the Company or particular business led by the executive officer, including portfolio management and portfolio earnings; and

  •
  supporting our corporate values by promoting compliance with internal ethics policies and legal obligations.

Our executive compensation program and policies depends on the position and responsibilities for each executive officer but remain consistent with our objectives. We seek to achieve an appropriate mix between guaranteed and at-risk compensation, as well as a balance between cash and equity compensation. Our mix of compensation elements is designed not only to reward past performance, but also to proactively encourage long-term future performance through a combination of cash and equity incentive awards. Although these criteria continue to generally form a basis of the Compensation Committee's decision-making, the events during the past year have altered how the Committee determines compensation for the near future.

Recent Events.    During 2007 and more particularly beginning in July 2007, the mortgage markets experienced a significant change in operations. During July 2007, almost all mortgage securitizations ceased to exist, and as a result, the Company was unable to securitize its mortgage loans that were secured by finance facilities. Since the Company was unable to sell or securitize its mortgage loans in order to pay off the finance facilities, the facilities were subsequently called by the Company's lenders to be paid in full. Thus, the Company was unable to generate any new business because of lack of financing and it was forced to discontinue its correspondent and wholesale mortgage operations, warehouse operations and retail lending operations.

Furthermore, as a result of significant operating losses for 2007, the only quarterly dividend paid during 2007 was for the first quarter, which has been considered a return of capital. The Company's stock price also dropped from a high of $9.11 during the first quarter to a low of $0.20 during 2007 during the fourth quarter. All stock options outstanding as of December 31, 2007, aggregating 5,939,914 shares, currently have exercise prices that are below the Company's current stock price, or "out-of-the-money".

Due to the change in the Company's business, the function of our executive officers changed from one of seeking growth to one of business survival. More than 650 employees of the Company were let go during 2007 to allow the Company to adjust to the new business environment.

Further, as of December 31, 2007, the five-year employment agreements with Messrs. Tomkinson and Ashmore and Richard Johnson, the Company's former Chief Operating Officer, expired. The Compensation Committee believed that the expired contracts were not deemed to be an appropriate basis for a new contract because of the dramatic change in the Company's business model.

Given this dramatic change in our business operations, the criteria that are used to evaluate performance have also adjusted. Prior to and during 2007, key financial measurements such as taxable net income (loss), return on equity, common equity distributions, total assets, book value per common share were factors that we used in making compensation decisions. However, in light of the change in our business strategies, the Compensation Committee's current focus is to provide incentive to the executive officers to ensure the success of the Company.

Role of Management, Consultants and Peers Groups

In reviewing and making compensation decisions of other executive officers, the Committee has in the past and may in the future consult with the Company's Chief Executive Officer, Joseph R. Tomkinson, President, William S. Ashmore and other executive officers. These officers review the performance of the other executive officers, provide annual recommendations for individual management objectives, and provide input on strategic initiatives. Mr. Tomkinson has also been given authority to negotiate employment terms within certain parameters as approved by the Compensation Committee.

In some cases, we have reviewed reports from consultants to assist us in determining appropriate compensation arrangements for executive officers. For example, in 2006, we reviewed a report from Pearl Meyer & Partners with respect to Gretchen Verdugo's compensation arrangements, in which case we endeavored to be in the median. We also have reviewed publicly available compensation of peer companies with which we compete in various business segments. These companies have included Countrywide Home Loans, IndyMac Bancorp, NovaStar Financial, Inc., Arbor Realty Trust Inc., American Home Mortgage Investment Corp., Annaly Mortgage Management, Inc., Anworth Mortgage Asset Corporation, Capstead Mortgage Corp., Hanover Capital Mortgage Holdings Inc., MFA Mortgage Investments, Inc., Redwood Trust, Inc., Saxon Capital, Inc., and Thornburg Mortgage Asset Corporation. We believe that prior to 2007, our Named Executive Officers fell within the median of the amounts awarded by the peer group companies to their respective officers.

Although the Compensation Committee explored the use of compensation consultants, and has used compensation consultants in the past, it did not use or rely on reports of compensation consultants during 2007 in connection with determining appropriate compensation and arrangements for Messrs. Tomkinson and Ashmore due to the uncertainty of the current business environment and unprecedented interruption of the Company's business model.

Elements of our Executive Compensation Program

Historically and for 2007, our executive compensation program consisted of the following elements:

  (1)
  base salary;

  (2)
  quarterly and annual cash-based incentive compensation;

  (3)
  stock- based plans and equity awards;

  (4)
  fringe benefits including standard employee health, welfare and retirement benefits; and

  (5)
  severance benefits.

We do not have formal policies relating to the allocation of total compensation among the various elements. However, both management and the Committee believe that the more senior the position an executive holds, the more influence they have over our financial performance. Prior to 2007, it was believed that a greater amount of an officer's compensation should be at-risk based on the Company's performance. For example, compensation arrangements for the Named Executive Officers, except Gretchen Verdugo, that were established prior to 2007 were more heavily weighted on quarterly and annual cash-based incentive compensation. For all of the Named Executive Officers as a group, an average of 50% of each officer's total compensation in 2007 (as reflected in the Summary Compensation Table) was at-risk, performance-based compensation.

In light of the expiration of the employment agreements as of December 31, 2007 with Messrs. Tomkinson and Ashmore and the change in the mortgage market and the Company's business operations, the Compensation Committee began to analyze the most appropriate mix of compensation for these executive officers. Because the market continued to deteriorate during 2007 and had materially changed since the previous employment contracts were approved, the Compensation Committee believes that short-term contracts would be more appropriate in this current market environment. In the end, the Compensation Committee anticipates approving two-year contracts that start January 1, 2008 and end December 31, 2009. The Compensation Committee believes that these contracts will allow the Company to develop and implement a revised business model.

Under the proposed terms for the new employment agreements, the cash incentive compensation, as previously provided in the expired employment agreements, will be eliminated and Messrs. Tomkinson and Ashmore will be compensated with a cash base salary and equity incentive compensation through option awards, including any DERs.

Base Salary

The Committee sets an executive's base salary with the objective of attracting and retaining highly qualified individuals for the relevant position and rewarding individual performance. When setting and adjusting individual executive salary levels, the Committee considers the relevant established salary range, the executive officer's responsibilities, experience, potential, individual performance, and contribution to the Company. The Committee also considers other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

The base salaries for Messrs. Tomkinson and Ashmore, which were originally established in 2003, were not subject to any annual adjustment. However, their employment agreements expired in December 2007. In determining the new proposed base salaries for Messrs. Tomkinson and Ashmore, the Compensation Committee considered whether goals and standards should be established. After review of the mortgage market, the efforts needed to succeed in the current market and the need to retain management to ensure the continuation and success of the Company, the Compensation Committee has recommended that their current salaries remain in place, without any automatic adjustment, for the next two years. These shorter agreement terms will allow Messrs. Tomkinson and Ashmore a period of time to implement new strategies and goals for the Company and will provide the Compensation Committee the ability to re-evaluate their base salaries in light of the Company's success in the market that will exist at that time. The base salary for William D. Endresen, President of ICCC, which is still subject to a pre-existing employment agreement, is subject to an automatic annual cost of living adjustment based on the consumer price index while Mr. McCormick's and Ms. Verdugo's base salaries were not subject to automatic adjustment.

Quarterly and Annual Cash-Based Incentive Compensation

Historically, we have used cash-based incentive compensation to emphasize and reward the attainment of certain annual or quarterly financial goals and corporate or individual performance metrics. For 2007, incentive compensation for Messrs. Tomkinson and Ashmore, and a substantial majority of incentive compensation for Mr. Endresen, was paid on a quarterly basis, while incentive compensation for Ms. Verdugo and Mr. McCormick was paid on an annual basis. The performance metrics and performance targets for our annual and quarterly cash incentive bonuses were based on (i) internal business and strategic plans, and (ii) individual performance goals. The objective was to select performance metrics that provide a meaningful measure of our success in implementing our short-term business strategies that yield long-term benefits, such as increasing or maintaining the amount of mortgage loans in the Company's long-term mortgage portfolio, credit quality and portfolio earnings and increasing taxable income and distributions to stockholders.

As discussed above, the change in the mortgage market and related business caused the Compensation Committee to change for 2008 its view of incentive compensation that is based on those factors. Instead, for Messrs. Tomkinson and Ashmore, as the Company is focusing on long-term success through an adverse market, the Compensation Committee believes that quarterly and annual cash-based incentive compensation based on financial performance is no longer appropriate. As such, it is anticipated that the cash-based incentive compensation will be eliminated in connection with entering into new agreements with Messrs. Tomkinson and Ashmore. However, incentive compensation based on performance goals continues to remain under the terms of Mr. Endresen's pre-existing agreement.

Company Performance Metrics.    The 2007 annual cash incentive awards for Messrs. Tomkinson and Ashmore were driven by a combination of the following Company performance metrics:

  •
  Taxable Net Income was an effective measure commonly used by our stockholders to assess the Company's financial performance, and therefore, we believed it was an appropriate measure on which to compensate these executives.

  •
  Return on equity measures capital efficiency across all business segments, which was historically critical to the success of a capital-intensive business.

Based on these performance metrics, contractual incentive compensation for Messrs. Tomkinson and Ashmore was directly tied to the Company's financial performance and the Company's success in achieving its goal of providing income for distribution to our stockholders, during 2007. However, starting in 2008, we anticipate that these performance metrics will no longer be used to determine their cash incentive compensation.

During 2007, Mr. Endresen received cash incentive compensation, based on portfolio credit quality and quarterly production of the commercial operations, and Mr. McCormick received incentive compensation based on his Company performance metrics related to portfolio earnings and credit quality, which measured the Company's investment decisions, hedging policy, interest rate risk and securitization strategies. These company-performance metrics consisted of up to approximately 72% and 25% of Mr. Endresen's and Mr. McCormick's incentive compensation, respectively. As the commercial operations have been discontinued, it is anticipated that Mr. Endresen's compensation for 2008 may be substantially lower.

We believe that these performance metrics in the past have contributed in measuring our success in meeting our strategic objectives of maintaining and growing our overall business and contribute to the Company's goal to generate consistent and reliable income for distribution to our stockholders primarily from the earnings of our former operating businesses. However, these performance metrics are no longer as suitable in the current market. As such, for the near future until market conditions improve, we anticipate that we will focus on the accomplishment of business plan goals to measure an executive officer's success

Individual Performance Metrics.    We also establish individual performance goals and objectives that relate to the Company's strategic goals and business plan. Individual performance metrics for Messrs. Endresen and McCormick consist of up to approximately 28% and 13% of their respective incentive compensation, while 100% of Ms. Verdugo's incentive compensation was based on individual performance objectives. Other executive officers may receive discretionary incentive compensation after review at the end of the year of any individual accomplishments based on the business plan.

Performance Targets.    The quarterly and annual cash incentive awards were designed so that target performance would equal the performance reflected in our internal business plan and model. Target performance for the individual performance objectives for, and the amount of incentive compensation payable to, Ms. Verdugo and Messrs. McCormick and Endresen was based on the maximum incentive compensation that may be paid for each officer, multiplied by a percentage based on the percentage of the target completed by such officer. We believed the growth levels reflected in our 2007 internal business plan, and therefore reflected in our 2007 performance targets, were aggressive for these executive officers and that 100% completion was difficult to achieve. Mr. McCormick achieved 50% of his performance goals for 2007 while Ms. Verdugo achieved less than 50%. Based on the deterioration in the mortgage market and the closure of the commercial operations, Mr. Endresen did not achieve his quarterly production performance goals for the third quarter of 2007. However, in light of Mr. Endresen's performance and the Company's decision to discontinue the commercial operations, the Company waived the quarterly production performance goals and awarded him 50% of his bonus. Messrs. Tomkinson and Ashmore did not have performance targets as their incentive compensation was based on the Company's taxable net income.

Stock-Based Plans and Equity Awards

We believe that long-term performance is aided by the use of stock-based awards which create an ownership culture amongst our executive officers that fosters beneficial, long-term performance by the Company. We have established an equity incentive plan to provide our employees, including our executive officers, as well as our directors and consultants, with incentives to help align their interests with the interests of stockholders. The Compensation Committee believes that the use of stock-based awards promotes our overall executive compensation objectives and expects that stock options will continue to be a significant source of potential compensation for our executives.

A substantial majority of our awards are non qualified stock option grants with time-based vesting, and in some cases, with dividend equivalent rights whereby the participant receives cash payments based on dividends paid on the Company's common stock. In the past, we have granted stock options with performance-based vesting and awards of restricted stock with time-based vesting, and since stock dividends were one of the components that we typically use to measure our performance, we have also granted stock options with DERs and restricted stock awards to align the long-range interest of our executive officers with the interests of our stockholders. Our REIT structure requires us to distribute at least 90% of our taxable income.

The Committee believes granting stock options to our executive officers encourages the creation of long-term value for our stockholders and promotes employee retention and stock ownership, all of which serve our overall compensation objectives. The amount of stock options, DERs or restricted stock that is granted to an officer is determined by taking into consideration the officer's position with IMH, overall individual performance, our performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. Other than the individual limit of 1.5 million shares awarded during any fiscal year, we do not have any limit on the amount of options or awards that may be granted to any executive officer. We are currently seeking approval in this proxy of an increase in the annual limit (See Proposal No. 3). The Compensation Committee determines the appropriate criteria for granting awards to executive officers, which generally includes individual performance, our strategic goals and our financial condition. The exercise price of any stock option issued by us will be the closing price on the New York Stock Exchange on the grant date. The Compensation committee issues awards under the Company's equity incentive plan once a year typically within 60 days of the Company's annual stockholder meeting.

2007 and 2008 Grants

With the deterioration of the mortgage market during 2007, the Compensation Committee did not grant any restricted stock or stock options to the Named Executive Officers in 2007. Although the Compensation Committee granted options to other employees in July 2007 in order to boost morale and for retention, the Committee did not grant any options to its executive officers due to the ever-changing market conditions, determination of the Company's new business strategies and the uncertainty of negotiations with the CEO and President upon expiration of their previous employment agreements. However, the Company made option grants to the Named Executive Officers in February 2008 to further incentivize them as the mortgage market continued to deteriorate. The Company granted in February 2008, 2 million options to each of Messrs. Tomkinson and Ashmore in an effort to incentivize them to remain with the Company and implement new business strategies for the Company. If the proposal in this proxy to increase the annual maximum award limit from 1.5 million shares to 5 million shares is not approved by the Company's stockholders then the option grants to Messers. Tomkinson and Ashmore will have to be reduced by 500,000 each. For a further description of the proposed amendment see Proposal No. 3 in this proxy statement. In order to promote retention and provide incentive to build the Company's business, the 2008 option grants vest after two years and expire at the end of five years from the date of grant. Since we will not rely as heavily on cash incentive compensation, we believe that we may award more options in the future to individuals.

Fringe Benefits

Health Benefits

During 2007, we provided the following benefits to all of our U.S. salaried employees, including the Named Executive Officers: medical, dental and prescription coverage, company-paid short- and long- term disability insurance, and paid vacation and holidays.

Retirement Benefits

We maintain the Impac Companies 401(k) Savings Plan for all full time employees, including the executive officers, with at least six months of service. The 401(k) Plan provides that each participant may contribute up to 25% of salary pursuant to certain restrictions. The Company contributes to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional company contribution may be made at our discretion, as determined by the Board of Directors. Contributions made by us to the plan for the years ended December 31, 2007 and 2006 were approximately $487,000 and $977,000, respectively.

Severance

Currently, all the Named Executive Officers are entitled to certain severance benefits under the terms of each officer's respective employment agreement, which are on file with the SEC. Severance benefits are intended to ease the consequences of an unexpected or involuntary termination of employment and give the executive an opportunity to find new employment. The severance payments for the Named Executive Officers are currently for an 18 month period. The severance payment periods for Messrs. Endresen and Ms. Verdugo were determined based on a period that is half the terms of their employment agreements as the Compensation Committee believed that was reasonable at that time. Although the new employment agreements for Messrs. Tomkinson and Ashmore are for 2 years, their severance payments periods are also 18 months as the Committee believes that this period is reasonable in light of their positions, value to the Company and length of service. We do not provide for change of control payments. Please see the discussion below entitled "Potential Payments upon Termination and Change-in Control" for a further description of severance payments for each Named Executive Officer.

Perquisites

The Committee typically prefers to compensate our executive officers in cash and equity rather than with perquisites and does not view perquisites as a significant element of our total compensation structure. Executive officers usually receive a car allowance.

Tax and Accounting Implications

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, including compensation based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration. Plus, performance objectives must be established in the first 90 days of the performance period. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives, and to the extent applicable, intends to qualify for the exception under 162(m). The incentive compensation under the proposed 2008 employment agreements with each of Messrs. Tomkinson and Ashmore and our 2001 Stock Plan are structured with the intent to meet the compensation deduction under Section 162(m). However, with respect to their March 2008 grants of 2 million options each, even if the proposed amendment to the 2001 Stock Plan (as further described below under Proposal No. 3) is approved by the Company's stockholders, the compensation expense related to the excess 500,000 shares will not be eligible for the tax-deduction exception under Section 162(m). However, the Company does not believe that this will be material as it has a sizable net operating loss tax carry-forward.

The Compensation Committee regularly reviews our compensation programs to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to our existing compensation program that will enable IMH to continue to attract and retain key individuals while optimizing the deductibility to IMH of amounts paid as compensation. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in the best interests of the Company for such compensation to be paid.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations are not yet effective, we believe we are operating in good faith compliance with statutory provisions that were effective on January 1, 2005. When the regulations are finalized, we will assess the impact on our compensation programs and make appropriate amendments.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we began accounting for our stock option awards in accordance with the requirements of FASB Statement 123R, "Share-Based Payments." Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected financial statement impact of the award.

Compensation Committee Report (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the CD&A be included in this Proxy Statement.

Compensation Committee

James Walsh (Chairman) Leigh J. Abrams Stephan R. Peers

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Impac Mortgage Holdings, Inc. under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2007, our compensation committee consisted of Messrs. Walsh, Abrams and Peers. During the fiscal year, no member of the compensation committee was, an officer or employee of IMH, nor was any member of the compensation committee formerly an officer of IMH. No member of the Compensation Committee during our 2007 fiscal year was part of a "compensation committee interlock" as described under SEC rules. In addition, none of our executive officers served as a director or compensation committee member of another entity that would constitute a "compensation committee interlock."

2007 Summary Compensation Table

The following table presents compensation earned by our executive officers for the years ended December 31, 2007 and 2006 (the "Named Executive Officers"). The compensation of our Named Executive Officers is based on each of their employment agreements in effect during 2007, which are further described below under "Employment Agreements."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)		Nonvested Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Joseph R. Tomkinson Chairman of the Board and Chief Executive Officer of IMH,IFC and IWLG	2007 2006	613,846 600,000	163,779 426,241		- -	(38,865 32,060)	126,280 276,301	865,041 1,334,602
Gretchen D. Verdugo (4) Former Executive Vice President and Chief Financial Officer of IMH and IFC	2007 2006	341,241 450,000	0 337,500	(5)	77,088 59,920	40,265 77,603	56,558 66,141	515,151 991,164
William S. Ashmore President of IMH; President of IFC and IWLG	2007 2006	511,538 500,000	170,290 443,186		- -	34,909 155,622	105,237 227,467	821,975 1,326,275
Andrew McCormick (7) Former Executive Vice President and Chief Investment Officer of IMH and IFC	2007	358,077	675,000		-	-	33,686	1,066,763
William D. Endresen President of ICCC	2007 2006	261,442 250,000	487,500 631,250	(6) (6)	- -	101,974 118,333	35,237 27,467	886,154 1,027,050

(1)
Represents the dollar amount recognized for financial reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with SFAS 123(R) (disregarding estimates of forfeitures). The amount reflects actual forfeitures of stock awards in the period the forfeitures were recorded in accordance with SFAS 123(R). During 2007, as a result of Ms. Verdugo's departure from the Company, she forfeited her unvested stock awards, and accordingly, the Company reversed approximately $46,000 in expense related to her stock awards. The stock awards column includes amounts expensed during 2006 and 2007 for nonvested stock granted in 2005 and 2006.
(2)
Represents the dollar amount recognized for financial reporting purposes in accordance with SFAS 123(R) (disregarding estimates of forfeitures). See Note 13 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating these amounts. The amounts expensed in 2007 reflect a reversal of the expense recognized in prior periods for Messrs. Tomkinson and Ashmore's performance based options, which are described on footnote (1) to the table entitled "Outstanding Equity Awards at December 31, 2007," since the performance goals for 2007 related to these options were not met.

(3)
With respect to 2007, includes, a car allowance, employer (IMH) 401(k) contributions, and insurance benefits provided by the Company, and with respect to Messrs. Tomkinson and Ashmore, also includes non-preferential cash payments based on DER awards attached to options granted through 2001, each of which is set forth in the following table:

All Other Compensation
Name	Dividend Equivalent Rights	Car Allowance	IMH 401 K Contributions	Insurance Benefit IMH Portion	Consulting Fees *	Tuition Reimbursement	Total
Joseph R. Tomkinson	$84,000	$14,732	$9,615	$17,933	$-	$-	$126,280
Gretchen D. Verdugo	-	4,385	9,615	17,933	14,982	9,643	56,558
William S. Ashmore	70,000	6,139	11,166	17,933	-	-	105,237
Andrew McCormick	-	6,139	9,615	17,933	-	-	33,686
William D. Endresen	-	6,139	11,166	17,933	-	-	35,237
* Based on a consulting agreement entered into in connection with Ms. Verdugo's departure from the Company.
(4)
Effective December 3, 2007, Ms. Verdugo signed a consulting agreement which requires the Company to pay her an amount equal to $200,000 over a 12-month period, paid bi-monthly. During 2007, the Company paid her $14,982.
(5)
Ms. Verdugo's Bonus Incentive Compensation consisted of a discretionary bonus of up to 75% of her base salary paid during the fiscal year in accordance with her agreement. The Bonus Incentive Compensation was based upon annual Individual Management Objectives which were established at the beginning of each year by the Company. Bonus Incentive Compensation was determined each fiscal year by the Company in its sole discretion by multiplying (i) $337,500 (the maximum attainable Bonus Incentive Compensation() multiplied by (ii) a percentage based on percentage completion of individual management objectives. Ms. Verdugo was not paid any incentive compensation for 2007 as she did not satisfy the targets.
(6)
Mr. Endersen's total annual Bonus Incentive Compensation is an annual amount up to $900,000 to be allocated as follows: (i) up to $250,000 based upon quarterly Portfolio Credit Quality goals; (ii) up to $250,000 based upon quarterly Individual Management Objectives; (iii) up to $300,000 based upon Quarterly Production Goals; and (iv) up to $100,000 as an Annual Production Incentive. The Bonus Incentive Compensation is determined quarterly and is paid within thirty (30) days of each quarter end for which the bonus has been earned, with the exception of the Annual Production Incentive which is paid, if earned, within thirty (30) days of year end. For 2007, Mr. Endresen received a bonus based on the percentages for each quarter as indicated in the table below. For a further description of his incentive compensation, see "Employment Agreements" below. Although Mr. Endresen did not achieve the quarterly production goals in the third quarter of 2007, he received 50% of his bonus for the third quarter production goal, as shown in the table below.

	Percentages Received for
Incentive Compensation	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Portfolio Credit Quality	0	100%	100%	0
Individual Management Objectives	100%	100%	100%	100%
Quarterly Production	0	100%	50%	0
(7)
Mr. McCormick joined the Company in November 2006, and was not a Named Executive Officer in 2006. He departed the Company as of March 31, 2008. Mr. McCormick's incentive compensation, which is described below under "Employment Agreements", is based on satisfying (i) 50% of his performance metric goals (portfolio earnings, credit quality and performance objectives) and 50% of his individual management objectives, and (ii) $500,000 for being in good standing at the end of 2007.

Outstanding Equity Awards at December 31, 2007

The following table sets forth the outstanding stock options for each of our named executives as of December 31, 2007. The Company did not grant any plan-based equity awards to the Named Executive Officers during 2007.

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Joseph R. Tomkinson	240,000 -	- 150,000	(5) (1)	$4.18 9.94	3/27/2011 8/18/2010
Gretchen D. Verdugo	-	-		-	-
William S. Ashmore	200,000 - 100,000	- 150,000 -	(5) (1) (2)	4.18 9.94 23.10	3/27/2011 8/18/2010 8/2/2008
Andrew McCormick	-	-		-	-
William D. Endresen	25,000 33,333 50,000	50,000 16,667 -	(4) (3) (2)	9.94 13.76 23.10	8/18/2010 8/12/2009 8/2/2008

(1)
On August 18, 2006, the Compensation Committee of the Board of Directors approved performance criteria for the 225,000 performance based options granted to each of Joseph R. Tomkinson and William S. Ashmore. The awards vest in one-third increments if the Company meets specified estimated taxable income targets over each of the three 12-month periods ending June 30, 2009. The options expire four years from the date of grant. If a portion of an award does not vest, the failure of that portion to vest will not affect the vesting of earlier or subsequent portions. These options were granted in the third quarter of 2006. The fair value of each performance based option was measured on the date of grant using the same assumptions used to value the service based options, and initially assumed that performance goals would be achieved. If such goals are not met, no compensation cost is recognized and any recognized compensation cost is reversed. Since the performance goals for 2007 were not met, the Company reversed all previous expense recorded for these performance based options.
(2)
These awards were granted on 8/2/2004 and vest over a three year period and terminate four years after the date of grant.
(3)
These awards were granted on 8/12/2005 and vest over a three year period and terminate four years after the date of grant.
(4)
These awards were granted on 8/18/2006 and vest over a three year period and terminate four years after the date of grant.
(5)
These awards were granted on 3/27/2001 and vested on the grant date and terminate ten years after that date.

Option Exercise and Stock Vested for 2007

The following table sets forth information concerning option exercises and stock vesting in 2007 and option and stock values realized during 2007 for the Named Executive Officers:

Aggregated Option Exercises and Stock Vested in Last Fiscal Year

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized ($) on Exercise	Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Joseph R. Tomkinson	-	-	-	-
Gretchen D. Verdugo	-	-	11,727	$21,362
William S. Ashmore	-	-	-	-
Andrew McCormick	-	-	-	-
William D. Endresen	-	-	-	-

(1)
Represents shares of restricted stock awards that were granted in 2005 and 2006 and vested in 2007.
(2)
Based on the value of the Company's stock at the date of vesting, which was 10,060 shares at $1.85 per share and 1,667 shares at $1.65 per share.

Employment Agreements

Messrs. Tomkinson and Ashmore—Previous Employment Agreements

On December 31, 2007, the employment agreements, which had been effective since April 1, 2003, for Joseph R. Tomkinson and William S. Ashmore expired pursuant to their terms. Pursuant to the terms of the previous employment agreements, Joseph R. Tomkinson received an annual base salary of $600,000 and William S. Ashmore received an annual base salary of $500,000 and each executive officer received other benefits, such as a car allowance, health benefits and accrued vacation.

Each executive officer received incentive compensation, which was paid to each executive officer in an amount equal to our excess income, which is the greater of zero or net income, minus the product of (i) the ten year U.S. treasury rate plus 200 basis points and (ii) the average net worth multiplied by the number of days in the quarter and divided by 365, multiplied by 4.0875% in the case of Joseph Tomkinson and 4.25% in the case of William Ashmore. Net income was determined in accordance with the then-current tax law after the deduction of dividends, whether declared or paid on any of IMH's preferred stock equity during the period; however, before the total incentive compensation was paid to such officers, net income calculation was adjusted for the deduction for dividends paid on IMH's common stock and any net operating loss deductions arising from prior periods. Average net worth was IMH's accumulated net worth of $514.8 million plus the weighted average daily sum of the gross proceeds from any sale of IMH's common stock equity, before deducting any underwriting discounts and commissions and other expenses; plus the average balance quarter-to-date of the retained earnings for the quarter; less the weighted average daily sum of the gross proceeds used to repurchase IMH's stock, less the average balance quarter-to-date of the cumulative dividends declared on both IMH's common and preferred stock equity; plus an amount equal to the prior period losses. The ten year U.S. treasury rate is generally the arithmetic average of the weekly per annum ten year average yields published by the Federal Reserve during the quarter.

Messrs. Tomkinson and Ashmore—New Proposed Employment Agreements

The Company is in final negotiations to enter into new employment agreements with Messrs. Tomkinson and Ashmore, but expects the terms of the new agreements to be substantially the following:

The term of each employment agreement is expected to be from January 1, 2008 through December 31, 2009, unless terminated earlier, and will automatically renew for an additional two years unless we provide notice of non-renewal between July 15 and August 15, 2009.

Base Salary, Discretionary Bonus and Other Compensation.    Mr. Tomkinson's and Mr. Ashmore's base salary are expected to be $600,000 and $500,000 per year, respectively, with no automatic adjustments, and each officer will be eligible to receive cash or stock bonuses in the sole discretion of the Board of Directors. Messrs. Tomkinson and Ashmore will also be eligible to receive paid vacation, an annual car allowance of $12,000, and participate in the health and other benefit plans and will be reimbursed for reasonable and necessary business and entertainment expenses. Each officer will be prohibited, without approval from the Board of Directors, from receiving compensation, directly or indirectly, from any companies with whom the Company or any of its affiliates has any financial, business, or affiliated relationship.

Severance Compensation.    If Mr. Tomkinson's or Mr. Ashmore's employment is terminated for any reason, other than without cause or good reason, it is anticipated that each will be entitled to receive his base salary prorated through the termination date, any expense reimbursement due and owing for reasonable and necessary business, and entertainment expenses and accrued vacation benefits. If termination is due to death, then the officer will also receive six additional months of his base salary. If either officer is terminated without cause or resigns with good reason, he will also receive 18 months of his base salary, along with health benefits, to be paid out proportionally over an 18 month period. Termination with cause will include conviction of a crime of dishonesty or a felony with certain penalties, substantial failure to perform duties after notice, willful misconduct or gross negligence, or material breach of the employment agreement. Good reason will include material changes to employee's duties, relocation of the place of principal performance of Mr. Tomkinson's or Mr. Ashmore's responsibilities and duties to a location more than 65 miles, without his prior written consent, the Company's material breach of the employment agreement and failure by the Company to obtain from any acquirer of the Company an agreement to assume the employment agreement.

Change of Control.    The employment agreement will not be terminated by merger, an acquisition by another entity, or by transferring of all or substantially all of the Company's assets. In the event of any such change of control, the surviving entity or transferee would be bound by the employment agreement.

Gretchen Verdugo

On December 18, 2007, Impac Mortgage Holdings, Inc. and Gretchen D. Verdugo agreed to terminate Ms. Verdugo's employment agreement, originally entered into on May 1, 2006, and Ms. Verdugo resigned as the Company's Executive Vice President and Chief Financial Officer effective November 30, 2007. Under her employment agreement, Ms. Verdugo's base salary was $450,000 per year and she was eligible to receive an annual incentive bonus of up to 75% of her base salary, or $337,500. The incentive bonus was based upon mutually agreed upon goals/objectives that related to the Company's strategic goals and business objectives. The amount of the incentive bonus was determined by the percentage completion on an annual basis, as follows:

Percentage Completion of Goals	Percentage of Bonus Paid
Less than 50%	0%
50% to 75%	50%
75.01% to 99.99%	75%
100% or more	100%

Ms. Verdugo did not receive any incentive compensation for 2007 as she did not satisfy at least 50% completion of the goals established. Ms. Verdugo was also eligible to receive a car allowance of $6,000, paid vacation and education reimbursement of up to $67,000 in addition to an annual grant of $300,000 in restricted non-vested stock, which stock received dividend payments during the vesting periods.

In connection with her departure from the Company, Ms. Verdugo entered into a Consulting Agreement, effective December 3, 2007. Pursuant to the Consulting Agreement, the Company agreed to pay Ms. Verdugo an aggregate of $200,000 for the initial six months, provide reimbursement for business expenses and provide health care benefits, life insurance and short and long term disability until May 31, 2008.

William D. Endresen

Effective May 1, 2006, Impac Commercial Capital Corporation and William D. Endresen entered into an employment agreement. The employment agreement terminates on December 31, 2008, unless terminated earlier.

Guaranty.    Because IMH will receive direct and indirect benefits from the performance of Mr. Endresen under the employment agreement, IMH entered into a guaranty also effective as of May 1, 2006, in favor of Mr. Endresen. Under the terms of the guaranty, IMH promises to pay any and all obligations owed to Mr. Endresen in the event of default by ICCC.

Base Salary, Bonus Incentive and Other Compensation.    Pursuant to the terms of the employment agreement, Mr. Endresen receives a base salary of $250,000 per year, which is subject to annual cost of living adjustment based on the consumer price index. Mr. Endresen is also eligible to receive a bonus incentive compensation of up to an aggregate of $900,000 paid quarterly as follows:

  •
  up to $250,000 is based upon ICCC's portfolio credit quality, which is mutually agreed upon in conjunction with ICCC's business plan; and

  •
  up to $250,000 is based upon mutually agreed upon quarterly individual management objectives that relate to ICCC's strategic goals and business plan.

The amount of the portfolio credit quality and individual management objectives incentive bonuses are each determined by the percentage completion on an annual or quarterly basis, as follows:

Percentage Completion of Goals	Percentage of Bonus Paid
Less than 50%	0%
50% to 75%	50%
75.01% to 99.99%	75%
100% or more	100%

Mr. Endresen may also receive up to $300,000 based upon mutually agreed upon quarterly production goals for ICCC, which amount paid is determined by the percentage completion on a quarterly basis, as follows:

Percentage Completion of Goals	Percentage of Bonus Paid
Less than 75%	0%
75% to 79.99%	50%
80% to 89.99%	60%
90% to 99.99%	80%
100% or more	100%

Furthermore, Mr. Endresen is eligible to receive additional annual bonus incentive compensation of up to $100,000 that is based upon mutually agreed annual production incentive for ICCC. Mr. Endresen is only paid the bonus if he completes 100% or more of the annual production goals.

Mr. Endresen is also eligible to receive a car allowance of $6,000, paid vacation and to participate in health and other benefit plans. Mr. Endresen is prohibited, without prior approval of the Board of Directors, from receiving compensation, directly or indirectly from any companies with whom ICCC or any of its affiliates has any financial, business or affiliated relationship.

Severance Compensation.    If Mr. Endresen's employment is terminated for any reason, other than without cause or good reason, Mr. Endresen will receive his base salary, bonus incentive compensation and accrued vacation benefits prorated through the termination date. If Mr. Endresen is terminated without cause or resigns with good reason, he will receive 18 months of his base salary and 18 months' incentive compensation based on the average incentive compensation received during the 18 months prior to termination, along with health benefits, to be paid out proportionally over an 18 month period. Termination with cause includes conviction of a crime of dishonesty or a felony with certain penalties, substantial failure to perform duties after notice, willful misconduct or gross negligence, or material breach of the employment agreement. Good reason includes material changes to employee's duties, relocation of the Company's business by more than 65 miles without employee's consent, the Company's material breach of the employment agreement or, in the event of a change of control, the acquiring company fails to assume the agreement. Mr. Endresen has agreed not to compete with ICCC during the 18 months that severance payments are made, provided that the agreement not to compete will be waived if Mr. Endresen foregoes the severance compensation.

Change of Control.    The employment agreement will not be terminated by merger, an acquisition by another entity, or by transferring of all or substantially all of ICCC's assets. In the event of any such change of control, the surviving entity or transferee, will be bound by the employment agreement.

Andrew McCormick

We entered into an employment agreement with Andrew McCormick, our former Chief Investment Officer, in November 2006. Mr. McCormick departed the Company on March 31, 2008 and did not receive any severance payments. Pursuant to his agreement, Mr. McCormick's base salary was $350,000 per year and he was eligible to receive a performance incentive bonus and an annual incentive bonus of up to an aggregate of $1,350,000. The performance incentive bonus consisted of the following:

  •
  up to $175,000 based upon portfolio earnings, credit quality and performance objectives, which are mutually agreed upon each year in conjunction with the Company's business plan; and

  •
  up to $175,000 based upon mutually agreed upon annual individual management objectives, which are also mutually agreed upon each year in conjunction with the Company's business plan.

The amount paid under each category of the performance incentive bonus was determined by the percentage completion on an annual basis, as follows:

Percentage Completion of Goals	Percentage of Bonus Paid
Less than 50%	0%
50% to 75%	50%
75.01% to 99.99%	75%
100% or more	100%

The annual incentive bonus was up to $1.0 million and was based upon annual taxable income. For 2007, Mr. McCormick was entitled to receive (i) $500,000 if the Company's taxable income exceeds an annualized rate of $1.15 and $1.45 for the periods January 1, 2007 through June 30, 2007 and July 1, 2007 through December 31, 2007, respectively, and (ii) the remaining $500,000 will be paid if Mr. McCormick is in good standing at the end of the year. Based on completing 50% of his goals for 2007, Mr. McCormick received half of each performance incentive bonus and $500,000 for being in good standing at the end of the year.

Potential Payments upon Termination and Change-in-Control

Although the previous employment agreements for Messrs. Tomkinson and Ashmore were still effective as of December 31, 2007, those agreements have expired and it is expected that Messrs. Tomkinson and Ashmore will enter into new employment agreements. Accordingly, the information provided in the table below is based on the anticipated new employment agreements. Based on the termination provisions of the potential new employment agreements of Messrs. Tomkinson and Ashmore, and the employment agreements of Messrs. Endresen and McCormick all of which are described in more detail under "Employment Agreements", if each Named Executive Officer was terminated without cause or resigned for good reason as of December 31, 2007, they would have received the following aggregate payments:

Continuation of Benefits (1)

Name	Cash Severance	(#MO)	($)	Bonus (2)	Total
Joseph R. Tomkinson	$900,000	18	$26,900	$-	$926,900
William S. Ashmore	$750,000	18	$26,900	$-	$776,900
Andrew McCormick	$350,000	12	$17,933	$500,000	$867,933
William D. Endresen	$375,000	18	$26,900	$939,953	$1,341,852

(1)
Represents the number of months and dollar value of health benefits, stock options and non-vested stock vesting that the officer would have received after separation from the Company.
(2)
Based on the maximum bonus that would have been paid if the employee was terminated at December 31, 2007.

In connection with Ms. Verdugo's departure from the Company in December 2007, her employment agreement was terminated. As such, we did not include a description of the potential payments upon her termination. However, please refer "Employment Agreements" for a discussion of the arrangements entered into with Ms. Verdugo in connection with her departure. Mr. McCormick departed the Company in March 2008 and did not receive any severance payments.

None of the Named Executive Officers would receive payments upon a change-on-control.

Equity Compensation Plan Information

Our current stock plan consists of our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, which was approved by our stockholders on July 25, 2001. Our 2001 Stock Plan authorizes our Board of Directors to grant awards that include incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, deferred stock, non-vested stock and dividend equivalent rights.

The following table summarizes our equity compensation plan information as of December 31, 2007 with respect to outstanding awards and shares remaining available for issuance under our equity compensation plans. All options as of December 31, 2007 were out-of-the-money. The Company has no intention of re-pricing any outstanding options. Information is included in the table as to common stock that may be issued pursuant to the Company's equity compensation plans.

Equity Compensation Plan

Plan Category	Number of securities to be issued upon exercise of outstanding options (A)	Weighted-average exercise price of outstanding options (B)	Number of securities remaining available for future issuance (excluding securities in col A) (C)
Equity compensation plans approved by stockholders	5,939,914	10	3,369,039
Equity compensation plans not approved by stockholders	-	-	-

Total	5,939,914	10	3,369,039

(1)
The 2001 Stock Plan contains a provision whereby on January 1st of each year the maximum number of shares of stock may be increased by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the Board of Directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1st of each year to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the plan. Pursuant to this provision, subsequent to December 31, 2007 the number of shares authorized for issuance under the 2001 Stock Plan increased by 2,664,425.

Stock Option, Deferred Stock and Restricted Stock Plans

2001 Stock Plan

Our 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "2001 Stock Plan") provides for the grant of Incentive Stock Options that meet the requirements of Section 422 of the Code, Non-qualified Stock Options, deferred stock and restricted stock awards and dividend equivalent rights. For a further description of the 2001 Stock Plan, please refer to "Summary of the Provisions of the 2001 Stock Plan" under Proposal No. 3.

2008 Issuance of Stock Options.    In February, the Company issued 4,550,000 stock options with an exercise price of $1.33 to our executive officers, 4 million of which were granted to Messers. Tomkinson and Ashmore, and, in March 2008, the Company granted 2,860,000 stock options with an exercise price of $1.20 to employees. The options vest 100 percent after two years with a five year expiration.

1995 Stock Plan

The 1995 Stock Option, Deferred Stock and Non-vested stock Plan expired in August 2005. As of March 31, 2007, options to purchase 741,501 shares were outstanding. In the event of a change in control, all stock options will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price." Furthermore, any indebtedness incurred in connection with the 1995 Stock Option Plan will be forgiven. The terms "change of control" and "change of control price" have the same meaning as in the 2001 Stock Plan.

401(k) Plan

During 2007, we participated in the Impac Companies 401(k) Savings Plan for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The 401(k) Plan provides that each participant may contribute from 1% to 25% of his or her salary pursuant to certain restrictions or up to $15,500 annually for 2007. We will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months. Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional company contribution may be made at our discretion, as determined by the Board of Directors. The discretionary contributions made to the plan vest over a three year period. We recorded approximately $487,000 for matching and discretionary contributions during 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal control over financial reporting. The Audit Committee is currently comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written audit committee charter, which was amended and restated and approved by the Board of Directors on June 27, 2005.

Management is responsible for our internal control over financial reporting and financial reporting process. Ernst & Young LLP, or E&Y, the independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for attesting to management's assessment of the effectiveness of our internal control over financial reporting and to issue separate reports thereon. The Audit Committee's responsibility is to monitor and oversee these management processes and related independent audits.

In connection with these responsibilities, the Audit Committee met with management and E&Y to review and discuss the December 31, 2007 financial statements. The Audit Committee also discussed with E&Y the matters required by Statement on Auditing Standards ("SAS") No. 61 (Communication with Audit Committees) as may be modified or supplemented.

During 2007, Ernst & Young LLP provided tax provision assistance to the Company using a time-based engagement. E&Y advised the Company that the tax services did not impair E&Y's independence. The Audit Committee reviewed the facts surrounding these services, including discussions about the services with management and E&Y, the amount of fees paid related to such services. The Audit Committee concluded that it does not believe that E&Y's independence is impaired.

In addition, the Audit Committee also received written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), which requires the written disclosure of all relationships between us and our independent registered public accounting firm that, in the independent registered public accounting firm's professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of the Company that it is auditing.

The Audit Committee has also reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining E&Y's independence.

Based on the Audit Committee's discussions with management, review of E&Y's letter and discussions with E&Y, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

                      Audit Committee
                      Frank P. Filipps
                      Leigh J. Abrams
                      Stephan R. Peers

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to audit our consolidated financial statements for the year ending December 31, 2008. Ernst & Young LLP became our auditors in July 2005. In recognition of the important role of the independent auditors, the Board of Directors has determined that the selection of such auditors should be submitted to the stockholders for review and ratification.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and the stockholders.

A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to answer appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS
  PROPOSAL TO RATIFY ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2008.

Information Regarding Auditors' Fees

During the year ended December 31, 2007, we retained Ernst & Young LLP as our independent registered public accounting firm. The following table sets forth the aggregate fees billed to us by our principal accountants for the year ended December 31, 2007 and 2006.

Principal Accountant Fees and Services

	For the Year Ended December 31,
	2007	2006
Audit fees	$3,496,134	$2,488,000
Audit-related fees (1)	38,600	619,000
Tax fees (2)	312,691	335,000
All other fees	-	-

Total	$3,847,425	$3,442,000

(1)
Includes fees for structured finance assistance, audit of 401(k) plan and audit of master servicing policies and procedures.
(2)
Includes fees for preparation of tax returns and for tax consulting.

Pre-Approval Policies and Procedures For Audit And Non-Audit Services

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A (i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the Audit Committee when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. In pre-approving the services in 2007 under audit related fees, tax fees or all other fees, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements.

PROPOSAL NO. 3

PROPOSAL TO APPROVE AMENDMENTS TO THE 2001 STOCK OPTION,
DEFERRED STOCK, AND RESTRICTED STOCK PLAN

The Company adopted the 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "2001 Stock Plan") on March 27, 2001 and the 2001 Stock Plan was subsequently approved by the Company's stockholders at the 2001 annual meeting. The 2001 Stock Plan was amended in 2003 to limit the number of shares that could be awarded to any individual during a calendar year to 1.5 million shares. This limit was added in order to qualify stock options granted under the 2001 Stock Plan for favorable tax treatment under Section 162(m) of the Code.

Due to changes in market conditions, the Company's ability to offer competitive stock compensation to its employees may be greatly restricted by this limit. Accordingly, the Company is proposing to amend the 2001 Stock Plan to increase the limit on the maximum number of shares that may be granted to any individual during a calendar year to 5 million shares effective January 1, 2008. In addition, in February 2008, the Company made stock option grants of 2 million shares to each Joseph R. Tomkinson and William S. Ashmore (the "February Option Grants"). Even if the proposed amendment is approved by the Company's stockholders, the compensation expense related to the excess 500,000 shares will not be eligible for the tax-deduction exception under Section 162(m) of the Code. However, the Company does not believe that this will be material as it has a sizable net operating loss tax carry-forward. If the proposed amendment to increase the maximum award limit to 5 million shares is not approved by the Company's stockholders, the February Option Grants will have to be reduced by 500,000 shares each.

The affirmative vote of a majority of the shares of the Company present at the meeting in person or by proxy is required to approve the amendments to the 2001 Stock Plan.

If the proposed amendments are not approved by the Company's stockholders, they will not be effective and the 2001 Stock Plan will continue in effect under its existing terms. Further, without approval of the proposed amendments, each of the February Option Grants will be reduced by 500,000 shares to stay within the 1.5 million share limit on individual awards under the 2001 Stock Plan.

The summary of the amendments to the 2001 Stock Plan and the provisions of the Plan itself, which follows, is qualified in its entirety by the actual text of the amendments and the Plan. The proposed amendments are attached hereto as Appendix A. The Plan, as approved by the Company's stockholders, is attached as an Appendix to our 2001 definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2001. To request a copy of the 2001 Stock Plan document, contact us at Investor Relations, 19500 Jamboree Road, Irvine, California 92612.

Summary of Proposed Amendments to be Approved by the Company's Stockholders

Section 162(m) of the Code limits the Company's ability to deduct for federal income tax purposes certain compensation paid to any "covered employee" in excess of $1 million. For purposes of Section 162(m), the term "covered employee" includes the Company's chief executive officer and the three other most highly compensated executive officers who are required to be disclosed in our proxy as a "named executive officer." Certain compensation is excluded from this deduction limit if it qualifies as "performance-based." Compensation payable in connection with the exercise of stock options is excluded from the Section 162(m) limit if the underlying stock plan establishes the maximum number of shares that may be granted as stock options to any individual in a calendar year or other specified period. In addition, stock award compensation that is earned or paid based on the achievement of pre-established performance goals is excluded from the Section 162(m) limit as long as the material terms under which such compensation is to be paid, including the performance goals to be used, are approved by stockholders.

Accordingly, the Company proposes to amend the 2001 Stock Plan as follows in order to facilitate the Company's ability to fully deduct stock option and stock award compensation that is payable under the 2001 Stock Plan using the performance-based compensation exclusions of Section 162(m) of the Code:

  •
  Increase the limit on the number of shares that may be awarded under the 2001 Stock Plan to any individual during a calendar year from 1.5 million to 5 million.

  •
  Establish the following list of objective performance goals that may be used by the Administrator with respect to Stock Awards (in absolute terms or relative to one or more other companies or indices): operating income, net earnings, net interest income, net interest margin and adjusted net interest margin, return on stockholders' equity, return on investment, return on invested assets, stock price appreciation, earnings before interest, taxes, depreciation and amortization, cash flow, sales growth, margin improvement, income before taxes ("IBT"), IBT margin, estimated taxable income, working capital performance, earnings per share, growth in earnings per share, expense targets, productivity targets or ratios, portfolio quality (credit or otherwise), attainment of specific milestones in connection with strategic initiatives.

If this proposal is not approved, the Administrator will continue to be able to grant stock options and other Stock Awards under the 2001 Stock Plan, but certain awards to executive officers may no longer be fully tax deductible by the Company. In addition, the Administrator may decide to no longer grant any such awards in excess of amounts that are deductible by the Company.

Summary of the Provisions of the 2001 Stock Plan

Other than as discussed above, the 2001 Stock Plan is not being amended or altered in any respect and the Plan itself is not being approved by the Company's stockholders. However, for the convenience of our stockholders, we are providing the following brief summary of the 2001 Stock Plan. The Plan provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs") and deferred stock and restricted stock awards ("Stock Awards"). The 2001 Stock Plan is administered by the Board of Directors or a committee of the Directors (the "Administrator"). ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries. Deferred Stock and Restricted Stock Awards may be issued to eligible employees under the 2001 Stock Plan, as determined by the Administrator, either alone or in addition to other Awards granted. The terms and conditions of each grant of an ISO, NQSO or Stock Award, including the quantity, vesting and (in the case of an ISO or NQSO), the exercise price and exercise provisions, will be determined by the Administrator in its discretion, except that the exercise price for ISOs must be at least equal to 100% of the fair market value of the Company's stock on the date when the ISO is granted. Dividend equivalent rights may accompany awards granted to a participant. These rights entitle a participant to receive cash, common stock or other awards equal in value to dividends paid for a specified number of shares of common stock or other periodic payments.

Under current law, ISOs may only be granted to employees of the Company. To ensure that the Company qualifies as a REIT, the Stock Option Plan provides that no Awards may be granted under the 2001 Stock Plan to any person who, assuming exercise of all Awards held by such person, would own or be deemed to own more than 9.5% of the outstanding shares of Common Stock of the Company.

Subject to adjustment provisions for stock splits, stock dividends and similar events, the 2001 Stock Plan authorizes the grant of options to purchase, and awards of, up to 1,000,000 shares; however, on January 1 of each year such maximum aggregate number of shares of stock may be increased by an amount equal to the lesser (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the Board of Directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1 of each year by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the Plan. If an option granted under the 2001 Stock Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 2001 Stock Plan. Based on these adjustment provisions, as of January 1, 2008, there were 6,033,464 shares of Common Stock available for grants under the 2001 Stock Plan.

In the event of a change in control, all stock options, non-vested stock, and deferred stock may fully vest and be exercisable, the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a "change of control price" or all unexercised stock options may be terminated. Furthermore, any indebtedness incurred in connection with the 2001 Stock Plan may be forgiven. The Administrator may, in the alternative, allow a successor to substitute equivalent awards or provide similar consideration. A "change of control" generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the Board of Directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets. The "change of control price" generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which our common stock is listed at any time preceding the 60 day period as determined by the Administrator.

Unless previously terminated by the Board of Directors, no options or Awards may be granted under the 2001 Stock Plan after March 27, 2011. On [                           ], 2008, the closing price of the Company's Common Stock on the New York Stock Exchange was $[             ] per share.

The Board of Directors may from time to time revise or amend the 2001 Stock Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the 2001 Stock Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the 2001 Stock Plan, materially increase the benefits accruing to participants under the 2001 Stock Plan or extend the maximum option term under the 2001 Stock Plan.

Federal Income Tax Consequences of Awards Under the 2001 Stock Plan

THE FOLLOWING BRIEF DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS AS OF THE DATE OF THIS PROXY STATEMENT. BECAUSE THE CURRENTLY APPLICABLE RULES ARE COMPLEX AND THE TAX LAWS MAY CHANGE AND BECAUSE INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON

THE PARTICULAR CIRCUMSTANCES OF EACH PARTICIPANT, EACH PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING FEDERAL (AND ANY STATE AND LOCAL) INCOME TAX CONSEQUENCES. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO DESCRIBE STATE OR LOCAL INCOME TAX CONSEQUENCES.

Stock Options.    No tax is incurred by the participant, and no amount is deductible by the Company, upon the grant of an NQSO. At the time of exercise of such an option, the difference between the exercise price and the fair market value of the Common Stock will constitute ordinary income to the participant. Subject to certain limits under the Code, the Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

In the case of ISOs, although no income is recognized upon exercise and the Company is not entitled to a deduction, the excess of the fair market value of the Common Stock on the date of exercise over the exercise price is counted in determining the participant's alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an ISO within one year after their receipt and within two years after the grant of the ISO, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. Subject to certain limits under the Code, in the event of an earlier disposition of shares acquired upon the exercise of an ISO, the participant may recognize ordinary income, and if so, the Company will be entitled to a deduction in a like amount.

Stock Awards.    A participant will normally not recognize taxable income upon grant of a Stock Award, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Subject to certain limits under the Code, upon the lapse of the restrictions or the settlement of the Stock Award, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the Common Stock as to which the restrictions have lapsed or been settled, and the Company will be entitled to a deduction in the same amount.

Plan Benefits

The future amounts that will be received by grantees under the 2001 Stock Plan are not determinable. The equity awards granted to the Company's Named Executive Officers under the 2001 Stock Plan and outstanding as of December 31, 2007 are set forth in the Outstanding Equity Awards at Fiscal Year-End Table found on page 24 of this proxy. As of May 6, 2008, (i) our executive officers as a group (5 officers) held outstanding stock option grants for 6,215,000 shares, (ii) our non-executive directors as a group (5 directors) held outstanding stock option grants for 876,250 shares, and (iii) all of our employees other than our executive officers (125 employees) held outstanding stock option grants for 5,570,000 shares.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE COMPANY'S
  2001 STOCK OPTION, DEFERRED STOCK, AND RESTRICTED STOCK PLAN.

PROPOSAL NO. 4

APPROVAL, FOR PURPOSES OF RULES OF THE NEW YORK STOCK EXCHANGE, OF THE POTENTIAL ISSUANCE OF IN EXCESS OF 20% OF OUR OUTSTANDING SHARES OF COMMON STOCK IN CONNECTION WITH A POSSIBLE EXCHANGE OF THE COMPANY'S SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

This section of the proxy statement describes material aspects of a proposed issuance of in excess of 20% of our outstanding shares of common stock in connection with a potential offer to exchange Series B Preferred Stock and Series C Preferred Stock into shares of our common stock. You should carefully read this entire proxy statement, and the other documents we refer you to for a more complete understanding of the proposal. In addition, important business and financial information about IMH will be incorporated into this proxy statement by reference. See "Additional Information."

Reason for Seeking Stockholder Approval

At the current time, we are considering the issuance of our common stock, par value $0.01 per share (the "common stock") in connection with a possible exchange offer to be made by the Company to the holders of the Company's 9.375% Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share ("Series B Preferred Stock") and the holders of the Company's 9.125% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share ("Series C Preferred Stock" and together with the Series B Preferred Stock, the "Preferred Stock"). Although we have not determined a ratio of exchange for any possible exchange offer, we believe that the issuance would result in more than 20% of the currently outstanding common stock (we have 200 million authorized shares of common stock and as of May 20, 2008, we had 76,096,392 shares outstanding). As a result, stockholder approval of the issuance is required by rule 312.03(c) of the NYSE Listed Company Manual. Rule 312.03(c) requires stockholder approval prior to the issuance of common stock, or securities convertible into common stock, if:

  (i)
  such securities have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding prior to such issuance; or

  (ii)
  the number of shares of common stock, or securities convertible into common stock, to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding prior to such issuance.

The rules of the NYSE require that this proposal be approved by our stockholders representing a majority of the votes cast on the proposal (provided that the total votes cast on the proposal represent 50% of the outstanding shares of our common stock entitled to vote on the proposal).

Our Board of Directors believes that authorizing the issuance of the common stock in connection with an exchange of the Preferred Stock is in the best interests of our stockholders because if such an offer was made and accepted it would reduce the Company's continuing obligation to pay or accrue quarterly dividends thereby allowing the Company to preserve cash for other purposes.

Authorizing the issuance of common stock will not ensure that we will proceed with an exchange offer or that if we make such an offer, it will be accepted by holders of the Preferred Stock. Approval will, however, provide us with flexibility to undertake such a transaction if upon evaluation of market conditions we determine to proceed with such an offer. Based upon current market conditions, if we receive the requisite stockholder approval we would expect to proceed with such an offer as promptly as practicable at a rate of exchange determined at that time. Such rate of exchange may value the shares of common stock to be issued in the exchange at a discount to the then current market price of our common stock on the NYSE.

Effects of Approving the Issuance

If our stockholders vote to approve the issuance of the common stock, we plan to conduct an exchange offer offering holders of our Preferred Stock the opportunity to exchange their shares of Preferred Stock for shares of common stock. The shares of Preferred Stock that are exchanged for shares of common stock will revert to the status of authorized but unissued shares of preferred stock. Assuming all preferred stockholders elect to exchange their Preferred Stock for common stock, upon the exchange, in addition to any other holdings they may have, the former holders of the Preferred Stock in the aggregate could hold a majority of our common stock outstanding, based on the number of shares of common stock outstanding on the Record Date and assuming the exchange of 100% of the Preferred Stock.

If we proceed with an exchange offer, we intend to file with the NYSE an application to list the shares of common stock issued in connection with the exchange. The common stock issued would dilute the percentage ownership of the holders of common stock currently outstanding, and their resale could have an adverse effect on the trading price of our common stock.

Effects of Failure to Approve the Issuance

If our stockholders do not vote to approve the issuance of the common stock, then the Preferred Stock will remain issued and outstanding, and entitled to all of the rights associated with that stock as further described in this proxy statement. The Preferred Stock ranks senior to our common stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up. There are 2,000,000 and 4,470,600 shares of Series B Preferred Stock and Series C Preferred Stock outstanding, respectively. The holders of the Preferred Stock will continue to be entitled to the applicable dividend and liquidation preferences.

Each share of our common stock is entitled to participate equally in dividends when authorized by our Board of Directors and in the distribution of our assets upon liquidation. Each share of common stock is entitled to one vote, subject to the provisions of our charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable upon issuance. Shares of common stock have no preference, conversion, exchange, redemption, appraisal, sinking fund, preemptive or cumulative voting rights.

The holders of the Series B Preferred Stock and Series C Preferred Stock are also entitled to cumulative quarterly dividends equal to 9.375% and 9.125% of the $25.00 liquidation preference (equivalent to $2.34375 and $2.28125 per share), respectively. Dividends on the Preferred Stock accrue whether or not current payment of dividends is prohibited, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Preferred Stock accumulate as of the dividend payment date on which they first become payable. To date, the Company has paid all quarterly dividends on the Preferred Stock. We may not redeem the Series B Preferred Stock and C Preferred Stock prior to May 28, 2009 and November 23, 2009, respectively, except in limited circumstances to preserve our status as a REIT. On or after those dates, we may, at our option, redeem the Series B Preferred Stock and C Preferred Stock, as applicable, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to and including the redemption date. The Series B Preferred Stock and Series C Preferred Stock currently pay quarterly dividends of $0.58594 and $0.57031 per share, respectively, and have a minimum liquidation preference of $25.00 per share, or an aggregate of approximately $162.1 million.

Unless full cumulative dividends on the Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period: (i) no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation) shall be declared or paid or set aside for payment; (ii) no distribution shall be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation; and (iii) no shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or in exchange for our other capital stock that we may issue ranking junior to the Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock designed to ensure that we remain qualified as a REIT for federal income tax purposes).

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, each share of the Preferred Stock will receive, before any payments are made to the holders of our common stock and any other series of our preferred stock that we may issue ranking junior to the Preferred Stock as to liquidation rights, $25.00 per share, plus in each case, a premium of $.50 per share up until May 28, 2009, in the case of the Series B Preferred Stock, and November 23, 2009, in the case of the Series C Preferred Stock, and accrued and unpaid dividends whether or not declared. If, upon any liquidation, dissolution or winding up of our affairs, the cash distributable among holders of Preferred Stock is insufficient to pay in full the liquidation preference of the Preferred Stock as described above, then our remaining assets (or the proceeds thereof) will be distributed among the holders of the Preferred Stock and any such other parity stock and in proportion to the amounts that would be payable on the Preferred Stock if all amounts payable thereon were paid in full. After payment of the full amount of the liquidating distributions, including the applicable premium, if any, to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us for purposes of the Preferred Stock.

The Preferred Stock generally has no voting rights. However, if we do not pay dividends on any outstanding Preferred Stock for six or more quarterly periods (whether or not consecutive), holders of the Preferred Stock, as applicable, voting separately as a class with the holders of any other classes or series of our preferred stock ranking on a parity with the Preferred Stock which are entitled to similar voting rights, will be entitled to elect two additional directors to the Company's board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment, provided that any such directors, if elected, must not cause us to violate the corporate governance requirement of the NYSE that listed companies must have a majority of independent directors.

In addition, the affirmative vote of holders of at least two-thirds of the outstanding shares of Preferred Stock is required to (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal any of the provisions of our charter so as to materially and adversely affect the Preferred Stock, provided that any increase or decrease in the amount of the authorized preferred stock, including the Preferred Stock, or the creation or issuance of any additional Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Preferred Stock that we may issue with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, shall be deemed to not materially and adversely affect such terms of the Series B and C Preferred Stock; or (c) enter into, approve, or otherwise facilitate a binding share exchange or reclassification involving the Preferred Stock that materially and adversely affects the Preferred Stock or a consolidation, merger or similar transaction unless in the case of a binding share exchange, reclassification, consolidation, merger or other similar transactions the shares of Preferred Stock remain outstanding and materially unchanged or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption of the Preferred Stock that are not individually or in the aggregate materially less favorable to the holders of the Preferred Stock.

The Preferred Stock is not convertible into or exchangeable for any other of our property or securities.

Ownership Limitation

To the extent that, upon the issuance of the shares of common stock in connection with the exchange, a stockholder may own more than 9.5% of our common stock, our board of directors may, in its sole discretion, waive the ownership restrictions, as provided in our charter, with respect to the ownership of common stock issuable to such holder, provided that the requirements to insure our REIT qualification will not be jeopardized.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE OF IN EXCESS OF 20% OF OUR OUTSTANDING COMMON STOCK IN CONNECTION WITH A POSSIBLE EXCHANGE OF OUR SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of such securities with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent stockholders were satisfied by such persons, except for the following filings: (1) two Form 4 filings by Richard Johnson reporting four transactions, and (2) one Form 4 filing by William Endresen reporting one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management And Others

In the ordinary course of business, mortgage loans have been and may be extended to officers and directors of IMH and their immediate family members. All such loans are made at the prevailing market rates and conditions existing at the time.

Pursuant to our Code of Business Conduct and Ethics, directors and officers must notify the General Counsel or the Chairman of our Audit Committee of the existence of any actual or potential conflict of interest. The Audit Committee, as described in its charter, reviews reports and disclosures of insider and affiliated party transactions or other conflicts of interest. The transactions discussed above were disclosed and approved by the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of the April 14, 2008 by (i) each director, (ii) each Named Executive Officer (expect Gretchen Verdugo and Andrew McCormick who are no longer with the Company), (iii) each person known to us to beneficially own more than five percent of our common stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Howard Amster (2)	6,653,352	7.6%
Ronald Gutfleish (3)	5,252,552	6.0%
Kelly Capital Investments, LLC (4)	3,831,806	4.4%
Joseph R Tomkinson (5)	586,002	0.7%
William S Ashmore (6)	444,606	*
James Walsh (7)	135,848	*
William E Rose (8)	123,165	*
Frank P Filipps (9)	125,181	*
Stephan R Peers (7)	122,514	*
Leigh J Abrams (10)	112,931	*
William D. Endresen (11)	109,923	*
Todd R. Taylor (12)	34,592	*
Directors and executive officers as a group (10 persons) (13)	2,052,012	2.4%

*
Less than 1%
(1)
Except as otherwise noted, all named beneficial owners, can be contacted at 19500 Jamboree Road, Irvine, California 92612.
(2)
The shares reported for Mr. Amster consists of the following, which is based on a Schedule 13D, as amended, and filed with the SEC on December 4, 2006: (a) Howard Amster who beneficially owns 5,396,535 shares, of which he has sole voting and investment power over 4,513,950 shares and shared voting and investment power over 2,094,485 shares; (b) Howard M. Amster 2005 Charitable Remainder Unitrust, of which Mr. Amster has funded and is trustee and which beneficially owns, and has shared voting and investment power over, 5,900 shares; Mr. Amster disclaims beneficial ownership of the shares owned by this Unitrust; (c) Amster Limited Partnership, of which Mr. Amster is a 10% owner and General Partner and which beneficially owns, and has shared voting and investment power over, 6,300 shares; (d) Amster Trading Company, of which Mr. Amster is a 100% owner and which beneficially owns 214,185 shares, and has shared voting and investment power over 1,408,185 shares; (e) Amster Trading Company Charitable Remainder Unitrusts, which beneficially owns, and has shared voting and investment power over, 1,194,000 shares: these Unitrusts have been funded by Amster Trading Company and Mr. Amster is the trustee, both disclaim beneficial ownership of these shares; (f) Samuel J. Heller, who beneficially owns, and has shared voting and investment power over, 12,000 shares; (g) Samuel J. Heller Irrevocable Trust, of which Mr. Amster is a co-trustee, and which beneficially owns, and has shared voting and investment power over, 12,000 shares; Mr. Amster disclaims beneficial ownership of the shares in this Trust; (h) Let's Get Organized, Inc., which is owned 100% by Mr. Zlatin, and which beneficially owns, and has shared voting and investment power over, 700 shares; (i) Pleasant Lake Apts Corp., which is owned 100% by Mr. Amster and which beneficially owns, and has shared voting and investment power over, 35,000 shares; (j) Pleasant Lake Apts Ltd Partnership, of which Mr. Amster is a 99.75% owner and which beneficially owns, and has shared voting and investment power over, 25,000 shares; (k) Ramat Securities Ltd., which is owned by Messrs. Amster and Zlatin and which beneficially owns, and has shared voting and investment power over, 627,100 shares; (l) Tova Financial, Inc. ("Tova"), which is owned by Gilda and David Zlatin and which beneficially owns 18,900 shares, and has shared voting and investment power over, 25,930 shares; (m) Tova Financial, Inc. Charitable Remainder Unitrust ("Tova Unitrust"), which beneficially owns, and has shared voting and investment power over, 7,030 shares; this Unitrust has been funded by Tova Financial, Inc., and David and Gilda Zlatin are co-trustees of the Unitrust; each such party disclaims beneficial ownership of the shares in the Unitrust; (n) ZAK Group LLC, which is owned by Mr. Zlatin and Amster Limited Partnership, and which beneficially owns, and has shared voting and investment power over, 6,300 shares; (o) David Zlatin, who beneficially owns 668,965 shares, and has shared voting and investment power over, 668,030 shares, and sole voting and investment power over 7,965 shares; (p) David Zlatin and Gilda Zlatin JTWROS, who beneficially own 33,900 shares and have shared voting and investment power over 33,930 shares; and (q) Gilda Zlatin, who beneficially owns 29,222 shares, and has shared voting and investment power over 33,930 shares and has sole voting and investment power over 2,322 shares. Except for their holdings as JTWROS and in Tova and Tova Unitrust, David and Gilda Zlatin each disclaim shared voting and dispositive power over shares that each may own as a beneficial owner. The following are the addresses for such group members: persons listed in (a) through (e), (h) and (j): 23811 Chagrin Blvd., #200, Beachwood, Ohio 44122; persons listed in (f) and (g): 1550 N. Stapley Dr., #131, Mesa, Arizona 85203; persons listed in (h): 2542 Biscayne Blvd., Beachwood Ohio 44122; persons listed in (j): 7530 Lucerne Dr. #101, Middleburg Heights, Ohio 44130; persons listed in (l). (m), (o) through (q): 2562 Biscayne Blvd., Beachwood, Ohio 44122; and persons listed in (n): 221 Allynd Blvd, Chardon, Ohio 44024.

(3)
Based on a Schedule 13G filed on February 14, 2008, Mr. Gutfleish is the managing member of two limited liability companies, which manage one or more private investment funds that hold the Company's shares. Mr. Gutfleish has shares voting and investment power over the shares. The address for Mr. Gutfleish is c/o Elm Ridge Capital Management, LLC, 3 West Main Street, 3rd Floor, Irvington, New York 10533.
(4)
Based on a Schedule 13D filed on January 10, 2008, the shares are also beneficially owned by Kelly Capital, LLC, which owns all of the outstanding membership interests of Kelly Capital Investments, LLC, and Michael Kelly, whose trust owns the membership interests of Kelly Capital, LLC. The address is c/o Kelly Capital, LLC, 225 Broadway, 18th Floor, San Diego, CA 92101.
(5)
Includes (i) options to purchase 315,000 shares that are exercisable or exercisable within 60 days of April 14, 2008 and (ii) 285,205 shares held in trust with Mr. Tomkinson as trustee.
(6)
Includes (i) options to purchase 375,000 shares that are exercisable or exercisable within 60 days of April 14, 2008 and (ii) 79,665 shares held in trust with Mr. Ashmore as trustee.
(7)
Includes options to purchase 107,082 shares that are exercisable or exercisable within 60 days of April 14, 2008.
(8)
Includes (i) options to purchase 102,499 shares that are exercisable or exercisable within 60 days of April 14, 2008 and (ii) 300 shares held as custodian for his children.
(9)
Includes options to purchase 117,082 shares that are exercisable or exercisable within 60 days of April 14, 2008.
(10)
Includes options to purchase 95,832 shares that are exercisable or exercisable within 60 days of April 14, 2008.
(11)
Includes options to purchase 108,333 shares that are exercisable or exercisable within 60 days of April 14, 2008.
(12)
Includes options to purchase 33,332 shares that are exercisable or exercisable within 60 days of April 14, 2008.
(13)
Includes options to purchase an aggregate of 1,419,575 shares that are exercisable or exercisable within 60 days of April 14, 2008.

STOCKHOLDER PROPOSALS

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2009 annual meeting of stockholders, they must deliver a written copy of their proposal no later than [                           ]. If the date of next year's annual meeting is changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Stockholders who wish to submit a proposal for consideration at our 2008 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on the 60th day prior to the first anniversary of this annual meeting, nor earlier than the 90th day prior to the first anniversary of this annual meeting. Any stockholder submitting a proposal must provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial holder, if any, on whose behalf the proposal is made. The stockholder and the beneficial owner, if any, on whose behalf the proposal is made must provide their name and address as it appears on the books of the company and the class and number of shares of the company which are beneficially owned and of record. Furthermore, such stockholder must promptly provide any other information reasonably requested by the Company.

In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year's annual meeting, then notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Public announcement means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Mailing Instructions

In each case, proposals should be delivered to 19500 Jamboree Road, Irvine, California 92612, Attention: Ron Morrison, Secretary. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC at 450 Fifth Street NW, Washington, DC 20549. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. We make available on our website at www.impaccompanies.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our board of directors, and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to Impac Mortgage Holdings, Inc., Attention: Investor Relations, 19500 Jamboree Road, Irvine, California 92612.

The SEC allows us to "incorporate by reference" information into this proxy statement. That means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2007, a copy of which accompanies this proxy statement.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You should rely only on the information contained in (or incorporated by reference into) this proxy statement to vote on each of the proposals submitted for stockholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated June [    ], 2008. You should not assume that the information contained in this proxy statement is accurate as of any later date.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

By Order of the Board of Directors

Ronald M. Morrison, Secretary

Dated: June [    ], 2008
Irvine, California

APPENDIX A

Amendment No. 3
to
2001 Stock Option, Deferred Stock and Restricted Stock Plan

Pursuant to Section 7 of the Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan"), the Plan is hereby amended, effective as of January 1, 2008, as follows:

1.
Section 5(j) of the Plan is amended is amended in its entirety as follows:

(j)
Annual Limit on Awards.    The aggregate maximum number of shares of Stock underlying Awards granted to any single Eligible Employee during any fiscal year shall not exceed 5,000,000 shares (subject to adjustment from time to time in accordance with the terms of this Plan).

2.
Section 6 is amended by adding a new subsection (e) as follows:

•
(e) Performance-Based Awards.    With respect to performance-based Awards of Deferred Stock or Restricted Stock granted under this Section 6 which are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code and the regulations thereunder, performance targets will consist of specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): operating income, net earnings, net interest income, net interest margin and adjusted net interest margin, return on stockholders' equity, return on investment, return on invested assets, stock price appreciation, earnings before interest, taxes, depreciation and amortization, cash flow, sales growth, margin improvement, income before taxes ("IBT"), IBT margin, estimated taxable income, working capital performance, earnings per share, growth in earnings per share, expense targets, productivity targets or ratios, portfolio quality (credit or otherwise), attainment of specific milestones in connection with strategic initiatives.

* * * *

To record the adoption of this Amendment to the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, Impac Mortgage Holdings, Inc. has caused this amendment to be executed this              day of                           2008.

IMPAC MORTGAGE HOLDINGS, INC.
By:

Title:

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAC MORTGAGE HOLDINGS, INC.

July 10, 2008

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided so it will be received by July     , 2008.

-OR-

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET—Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

    COMPANY NUMBER

    ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on July     , 2008.

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. \/

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2008, THE AMENDMENTS TO THE COMPANY'S 2001 STOCK OPTION, DEFERRED STOCK AND RESTRICTED STOCK PLAN AND THE POTENTIAL ISSUANCE OF IN EXCESS OF 20% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IN CONNECTION WITH A POSSIBLE EXCHANGE OF
THE COMPANY'S SERIES B AND SERIES C PREFERRED STOCK.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
Election of six directors listed below with terms expiring in 2009 at the Annual Meeting.

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ( ) Joseph R. Tomkinson ( ) William S. Ashmore ( ) James Walsh ( ) Frank P. Filipps ( ) Stephan R. Peers ( ) Leigh J. Abrams

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ( )

2. Ratification of the selection of Ernst & Young LLP as independent auditors for the year ended December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Approval of amendments to the Company's 2001 Stock Option, Deferred Stock and Restricted Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Approval, for purposes of the New York Stock Exchange listing standards, the potential issuance of in excess of 20% of the Company's outstanding shares of common stock in connection with a possible exchange of the Company's Series C and Series B Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

If no other indication is made, the proxies shall vote "FOR" all director nominees, "FOR" the ratification of the selection of Ernst & Young LLP as independent auditors for the year ended December 31, 2008, "FOR" the amendments to the Company's 2001 Stock Option, Deferred Stock and Restricted Stock plan, and "FOR" the potential issuance of shares of common stock in connection with a possible exchange of the Company's Series B and Series C Preferred Stock.

A vote "FOR" all Director nominees and Proposals 2, 3 and 4 is recommended by the Board of Directors.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

  Note:
  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF AUDITORS
PROPOSAL NO. 3 PROPOSAL TO APPROVE AMENDMENTS TO THE 2001 STOCK OPTION, DEFERRED STOCK, AND RESTRICTED STOCK PLAN
PROPOSAL NO. 4 APPROVAL, FOR PURPOSES OF RULES OF THE NEW YORK STOCK EXCHANGE, OF THE POTENTIAL ISSUANCE OF IN EXCESS OF 20% OF OUR OUTSTANDING SHARES OF COMMON STOCK IN CONNECTION WITH A POSSIBLE EXCHANGE OF THE COMPANY'S SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
ADDITIONAL INFORMATION
OTHER BUSINESS
Amendment No. 3 to 2001 Stock Option, Deferred Stock and Restricted Stock Plan